Exhibit 10.3
REIMBURSEMENT AGREEMENT
among
ARIZONA PUBLIC SERVICE COMPANY
THE BANKS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Issuing Bank
dated as of April 16, 2010

J.P. Morgan Securities Inc. and Union Bank, N.A.,
Joint Lead Arrangers and Joint Bookrunners

SCHEDULE I	—	Letter of Credit Commission Rates
SCHEDULE II	—	Participation Amounts and Participation Percentages
EXHIBIT A		Form of Amended and Restated Letter of Credit
EXHIBIT B		Form of Assignment and Assumption
The Table of Contents is not a part of this Agreement.

2

REIMBURSEMENT AGREEMENT
REIMBURSEMENT AGREEMENT among ARIZONA PUBLIC SERVICE COMPANY, JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Bank, and the BANKS listed on the signature pages hereto, dated as of April 16, 2010. (Unless otherwise indicated, all capitalized terms used herein have the meanings referred to or set forth in Section 1.)
WHEREAS, the Company has entered into a Participation Agreement dated as of August 1, 1986 (as amended and in effect on April 16, 2010, the “Participation Agreement”) among the Company, U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to The First National Bank of Boston), for itself and as Owner Trustee (together with its successors in such capacity, the “Owner Trustee”), The Bank of New York Mellon (as successor to JPMorgan, as successor to Chemical Bank), for itself and as Indenture Trustee (together with its successors in such capacity, the “Indenture Trustee”), PVNGS Funding Corp., Inc., PVNGS II Funding Corp., Inc. and Emerson Finance LLC, as Equity Participant (together with its successors and assigns, the “Equity Participant”), relating to the acquisition of an undivided interest in PVNGS Unit 2 through a trust for the benefit of the Equity Participant which interest has been leased to the Company pursuant to a lease dated as of August 1, 1986 between the Owner Trustee and the Company (as amended and in effect on April 16, 2010, the “Facility Lease”);
WHEREAS, pursuant to Section 10(b)(3)(ix) of the Participation Agreement, the Company has agreed to maintain at all times during the Basic Lease Term (as defined in the Participation Agreement) an irrevocable letter of credit for the benefit of the Equity Participant;
WHEREAS, in order to comply with the requirements of Section 10(b)(3)(ix) of the Participation Agreement, the Company entered into a Reimbursement Agreement dated as of August 1, 1986 (as amended and restated thereafter from time to time prior to July 22, 2002, further amended and restated as of July 22, 2002, as further amended and restated as of May 19, 2005, and in effect immediately prior to April 16, 2010, the “Existing Reimbursement Agreement”) between the Company and JPMorgan, pursuant to which JPMorgan issued to the Equity Participant its irrevocable transferable letter of credit (such letter of credit, as amended and restated and in effect from time to time before May 19, 2005, as further amended and restated as of May 19, 2005, as further amended and restated as of April 16, 2010, and as the same may be amended in accordance with this Agreement and in effect from time to time hereafter, and any successor Letter of Credit as provided in such Letter of Credit, being referred to herein as the “Letter of Credit”), to secure the payment of Rent (as defined in the Participation Agreement) by the Company under the Facility Lease to the extent of the amount available to be drawn from time to time under the Letter of Credit;
WHEREAS, the Letter of Credit will expire on May 19, 2010, if not extended; and
WHEREAS, the Company has requested that the Letter of Credit be deemed to be issued pursuant to this Agreement as of the date hereof and immediately amended and restated in substantially the form of Exhibit A hereto to provide, inter alia, that the term of the Letter of

Credit be extended for three years, and the Banks are willing to comply with such requests on the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to agree to deem the Letter of Credit to be issued pursuant to this Agreement and to amend and restate the Letter of Credit, including to extend the term of the Letter of Credit, the parties hereto agree, upon satisfaction of the conditions set forth in Section 3(b) below and subject to Section 3(c) below, as follows:
Section 1. Definitions; Accounting Terms. (a) Definitions. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned thereto in Appendix A to the Facility Lease. The following terms as used herein have the following respective meanings:
“ACC” means the Arizona Corporation Commission or any successor thereto.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent Parties” has the meaning given in Section 11(d).
“Agreement” means, when used with reference to this Agreement, this Reimbursement Agreement, as the same may be amended in accordance with its terms from time to time.
“Amended and Restated Letter of Credit” means the Amended and Restated Irrevocable Transferable Letter of Credit No. P-010152 (formerly numbered as S-1002), dated as of April 16, 2010, amending the Existing Letter of Credit, substantially in the form of Exhibit A hereto.
“Applicable Booking Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Booking Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Applicable Booking Office by notice to the Company and the Administrative Agent.
“Assignee” has the meaning set forth in Section 15(a).
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 15), and accepted by the Administrative Agent, substantially in the form of Exhibit B attached hereto.

“Authorized Officer” means the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief accounting officer, treasurer, controller, any vice president or any assistant treasurer of the Company.
“Bank” means (i) each bank or financial institution listed on the signature pages hereof, each Assignee that becomes a Bank pursuant to Section 15(a), and their respective successors, and (ii) the Issuing Bank with respect to its Participation.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively.
“Base Rate Margin” means a rate per annum determined in accordance with Schedule I hereto.
“Business Day” means any day except (i) a Saturday or Sunday, (ii) any other day on which commercial banks in New York, New York, Chicago, Illinois or the State of California or, for purposes of Sections 2(a), 2(g) and 9(i) only, Phoenix, Arizona, are authorized by law to close, or (iii) a day on which payments in respect of the Letter of Credit cannot be funded via wire through the Federal Reserve System.
“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Company” means Arizona Public Service Company, an Arizona corporation, and its successors and permitted assigns.
“Company Materials” has the meaning given in Section 7(g).
“Consolidated” has the meaning set forth in Section 8(e).
“Consolidated Capitalization” has the meaning set forth in Section 8(e).
“Consolidated Indebtedness” has the meaning set forth in Section 8(e).
“Consolidated Net Worth” has the meaning set forth in Section 8(e).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.
“Date of Early Termination” has the meaning set forth in the Letter of Credit.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent or if the Administrative Agent is the Defaulting Bank, by the Required Banks, that (a) has defaulted in its obligation to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under this Agreement, (b) has notified the Company, the Administrative Agent, the Issuing Bank or any Bank in writing of its intention not to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under this Agreement, (c) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (d) has failed, within three (3) Business Days after request by the Administrative Agent, or if the Administrative Agent is the Defaulting Bank, by the Required Banks, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under this Agreement or (e) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Bank (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for, it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this clause (e); provided that a Bank shall not be deemed to be a Defaulting Bank solely by virtue of the ownership or assumption of any equity interest in any Bank or any Person that directly or indirectly controls such Bank by a governmental authority or an instrumentality thereof.
“Disbursement Advance” has the meaning set forth in Section 2(a).

“Effective Date” has the meaning set forth in Section 3(b).
“Eligible Institution” means (i) a commercial bank or a savings and loan association having a net worth in excess of $250,000,000 (or the equivalent in any other currency), (ii) a Bank or an affiliate of a Bank or (iii) any other Person which the Company designates as an Eligible Institution with the consent of the Administrative Agent.
“Equity Participant” has the meaning set forth in the first recital hereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.
“Existing Letter of Credit” means the Letter of Credit, as amended and in effect immediately prior to April 16, 2010.
“Existing Reimbursement Agreement” has the meaning set forth in the third recital hereto.
“Facility Lease” has the meaning set forth in the first recital hereto.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day as determined by the Administrative Agent.
“Fee Letter” means the Fee Letter dated as of March 17, 2010, among the Company, JPMorgan, J.P. Morgan Securities Inc. and Union Bank, N.A.
“Financial Information” means the annual report of the Company on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Company’s current reports on Form 8-K filed January 25, 2010, February 1, 2010, February 19, 2010, March 3, 2010 and March 4, 2010, as so filed.
“GAAP” has the meaning given in Section 1(b).

“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, commodity future or option contract, commodity forward contract or other similar agreement.
“Indebtedness” means as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments in support of Indebtedness.
“Indemnified Party” has the meaning set forth in Section 21.
“Indenture Trustee” has the meaning set forth in the first recital hereto.
“Instruction” has the meaning set forth in Section 18(b).
“ISP” means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).
“Issuing Bank” means JPMorgan and its successors in their capacity as issuer of the Letter of Credit.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
“LC Disbursement” has the meaning given in Section 2(a).
“Letter of Credit” has the meaning set forth in the third recital hereto.
“Letter of Credit Commission Rate” means a rate per annum determined in accordance with Schedule I hereto.

“LIBO Rate” means, as of any date of determination, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, on such date of determination, as the rate for deposits in dollars with a one-month maturity. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in dollars in an amount equal to $5,000,000 and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such date of determination.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Material Subsidiary” means, at any time, a Subsidiary of the Company which as of such time meets the definition of a “significant subsidiary” included as of April 16, 2010 in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Company and the Subsidiaries (on a consolidated basis).
“Maximum Credit Amount” means, at any date, the Maximum Credit Amount, as defined in the Letter of Credit.
“Maximum Drawing Amount” means, at any date, the Maximum Drawing Amount, as defined in the Letter of Credit.
“Multiemployer Plan” means a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate within any of the preceding five plan years and which is covered by Title IV of ERISA.
“1986 Order” means Decision No. 55120, dated July 24, 1986, of the ACC.
“Other Taxes” has the meaning set forth in Section 2(e).
“Owner Trustee” has the meaning set forth in the first recital hereto.
“Parent” means, as to any Bank, any Person controlling such Bank.
“Participant” has the meaning set forth in Section 15(b).
“Participation” means a participating interest of a Bank in the credit represented by the Letter of Credit including, without limitation, the interest therein retained by the Issuing Bank after giving effect to all participating interests therein granted by it pursuant to Section 14(a), but prior to giving effect to any interest therein granted to any Participant pursuant to Section 15(b).
“Participation Agreement” has the meaning set forth in the first recital hereto.

“Participation Amount” means, with respect to any Bank, the amount set forth in Schedule II hereto opposite the name of such Bank therein, as such amount may be changed by reason of an assignment by or to such Bank in accordance with Section 15(a). Such amount shall be reduced from time to time by such Bank’s ratable share of each reduction of the Maximum Credit Amount.
“Participation Percentage” means, with respect to any Bank at any time, the percentage equivalent of a fraction (i) the numerator of which is the Participation Amount of such Bank at such time and (ii) the denominator of which is the Maximum Credit Amount at such time.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Lien” of the Company or any Material Subsidiary means any of the following:
(i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been made;
(ii) Liens imposed by or arising by operation of law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business, including, without limitation, landlord’s liens arising under Arizona law under leases entered into by the Company in the 1986 sale and leaseback transactions with respect to PVNGS Unit 2 and securing the payment of rent under such leases, in each case, for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been made;
(iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or other similar statutory obligations;
(iv) Liens to secure obligations on surety or appeal bonds;
(v) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts or securities accounts;
(vi) easements, restrictions, reservations, licenses, covenants, and other defects of title that are not, in the aggregate, materially adverse to the use of such property for the purpose for which it is used;
(vii) Liens securing claims against or other obligations of any Person other than the Company or any Subsidiary of the Company neither assumed nor guaranteed by the Company or any Subsidiary of the Company nor on which the Company or any Subsidiary of the Company customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Company or any Subsidiary of the Company for use in the operation of the business of the Company or any Subsidiary of the Company, including, without limitation, for the generation, transmission or distribution of electric energy, transportation, telephonic, telegraphic, radio, wireless or other electronic communication or any other purpose;
(viii) rights reserved to or vested in and Liens on assets arising out of obligations or duties to any municipality or public authority with respect to any right, power, franchise, grant, license or permit, or by any provision of law;
(ix) rights reserved to or vested in others to take or receive any part of the power pursuant to firm power commitment contracts, purchased power contracts, tolling agreements and similar agreements, coal, gas, oil or other minerals, timber or other products generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Company;
(x) rights reserved to or vested in any municipality or public authority to control or regulate any property of the Company, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Company;
(xi) security interests granted in favor of the lessors in the Company’s Decommissioning Trust Agreement (PVNGS Unit 2) dated as of January 31, 1992 (such agreement, as amended or otherwise modified from time to time, being the “Unit 2 Trust Agreement”) entered into in connection with the PVNGS Unit 2 sale leaseback transaction to secure the Company’s obligations in respect of the decommissioning of PVNGS Unit 2 or related facilities;
(xii) Liens that may exist with respect to the Unit 2 Trust Agreement (other than as described in clause (xi) above) or with respect to either of the Company’s Decommissioning Trust Agreement (PVNGS Unit 1) or Decommissioning Trust Agreement (PVNGS Unit 3), each dated as of July 1, 1991, as amended or otherwise modified from time to time, relating to the Company’s obligation to set aside funds for the decommissioning and retirement from service of such Units;
(xiii) pledges of pollution control bonds and related rights to secure the Company’s reimbursement obligations in respect of letters of credit, bond insurance, and other credit or liquidity enhancements supporting pollution control bond transactions, provided that such pollution control bonds are not secured by any other assets of the Company or any Material Subsidiary;
(xiv) rights and interests of Persons other than the Company or any Material Subsidiary (including, without limitation, acquisition rights), related obligations of the Company or any Material Subsidiary and restrictions on it or its property arising out of contracts, agreements and other instruments to which the Company or any Material Subsidiary is a party that relate to the common ownership or joint use of property or other use of property for the benefit of one or more third parties or that allow a third party to purchase property of the Company or any Material Subsidiary and all Liens on the interests of Persons other than the Company or any Material Subsidiary in such property;
(xv) transfers of operational or other control of facilities to a regional transmission organization or other similar body and Liens on such facilities to cover expenses, fees and other costs of such an organization or body;
(xvi) Liens established on specified bank accounts of the Company to secure the Company’s reimbursement obligations in respect of letters of credit supporting commercial paper issued by the Company and similar arrangements for collateral security with respect to refinancings or replacements of the same;
(xvii) rights of transmission users or any regional transmission organizations or similar entities in transmission facilities;
(xviii) Liens on property of the Company sold in a transaction permitted by Section 8(a) hereof to another Person pursuant to a conditional sales agreement where the Company retains title;
(xix) Liens created under this Agreement;
(xx) Liens on cash or cash equivalents not to exceed $200,000,000 (A) deposited in margin accounts with or on behalf of futures contract brokers or paid over to other contract counterparties, or (B) pledged or deposited as collateral to a contract counterparty to secure obligations with respect to (1) contracts (other than for Indebtedness) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, storage, lease or hedge of any energy or energy related commodity or (2) Hedge Agreements;
(xxi) Liens granted on cash or cash equivalents to defease Indebtedness of the Company or any of its Subsidiaries;
(xxii) Liens granted on cash or cash equivalents constituting proceeds from any sale or disposition of assets that is not prohibited by Section 8(a) deposited in escrow accounts or otherwise withheld or set aside to secure obligations of the Company or any Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, in an amount not to exceed the amount of gross proceeds received by the Company or any Subsidiary in connection with such sale or disposition;
(xxiii) Liens, deposits and similar arrangements to secure the performance of bids, tenders or contracts (other than contracts for borrowed money), public or statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Company or any of its Subsidiaries;
(xxiv) rights of lessees arising under leases entered into by the Company or any of its Subsidiaries as lessor, in the ordinary course of business;

(xxv) any Liens on or reservations with respect to governmental and other licenses, permits, franchises, consents and allowances;
(xxvi) Liens on property which is the subject of a Capital Lease Obligation designating the Company or any of its Subsidiaries as lessee and all right, title and interest of the Company or any of its Subsidiaries in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as a security;
(xxvii) licenses of intellectual property entered into in the ordinary course of business;
(xxviii) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(xxix) deposits or funds established for the removal from service of operating facilities and coal mines and related facilities or other similar facilities used in connection therewith; and
(xxx) Liens on cash deposits used to secure letters of credit under defaulting lender provisions in credit or reimbursement facilities;
provided, however, that no Lien in favor of the PBGC shall, in any event, be a Permitted Lien.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by the Company or any ERISA Affiliate which is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Platform” has the meaning given in Section 7(g).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided, however that in the event that there is a successor to JPMorgan in its capacity as Administrative Agent pursuant to Section 20(a)(v), then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
“PVNGS” means the Palo Verde Nuclear Generating Station.
“PWCC” means Pinnacle West Capital Corporation, an Arizona corporation and its successors.

“Reimbursement Default” means any event or condition which constitutes a Reimbursement Event of Default or which with the giving of notice or the lapse of time or both would, unless cured or waived, become a Reimbursement Event of Default.
“Reimbursement Event of Default” has the meaning set forth in Section 9.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than events for which the 30 day notice period has been waived under the final regulations issued under Section 4043, as in effect as of the date of this Agreement (the “Section 4043 Regulations”). Any changes made to the Section 4043 Regulations that become effective after the Effective Date shall have no impact on the definition of Reportable Event as used herein unless otherwise amended by the Company and the Banks.
“Required Banks” means, at any time, Banks with Participation Percentages aggregating more than 50% at such time exclusive of any Defaulting Bank; provided that if after application of such provision, any Bank shall hold more than 50% of the aggregate Participation Percentages of all Banks at such time (and if there is more than one Bank at such time), “Required Banks” shall mean such Bank plus one additional Bank.
“Sale Leaseback Obligation Bonds” means PVNGS II Funding Corp.’s (i) 8.00% Secured Lease Obligation Bonds, Series 1993, due 2015; (ii) any other bonds issued by or on behalf of the Company in connection with a sale/leaseback transaction; and (iii) any refinancing or refunding of the obligations specified in subclauses (i) and (ii) above.
“Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign law or letter of credit practices generally and customarily applicable in the city in which the Issuing Bank issued the Letter of Credit other than any such practices that conflict with the express terms of the Letter of Credit or this Agreement. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP.
“Stated Termination Date” means April 16, 2013 or such later date to which such Stated Termination Date shall have been extended pursuant to Section 17.
“Subsequent Order” means any decision, order or ruling of the ACC issued after April 16, 2010 that amends, supersedes or otherwise modifies the 1986 Order or any successor decision, order or ruling.
“Subsidiary” of any Person means any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, such Person and one or more of its other Subsidiaries, or one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning set forth in Section 2(e).
“Termination Date” means the earliest of (i) the date on which the Issuing Bank pays a drawing under the Letter of Credit for the lesser of the Maximum Drawing Amount and the Maximum Credit Amount, (ii) if a drawing is not requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the Date of Early Termination, (iii) if a drawing is requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the date on which the Issuing Bank pays such drawing, (iv) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(c) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (v) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(d) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), and (vi) the latest of (x) the Stated Termination Date, (y) if a certificate in strict conformity with the terms and conditions of the Letter of Credit is presented on the Stated Termination Date at such time and at such office as specified in the fifth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the drawing in accordance with the provisions of such paragraph pursuant to such presentation, and (z) if a corrected certificate in strict conformity with the terms and conditions of the Letter of Credit is presented on the date specified in, and in accordance with, the provisions of the sixth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the drawing in accordance with the provisions of such paragraph pursuant to such presentation.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly-Owned Subsidiary” of any Person means any corporation of which all shares of the issued and outstanding capital stock (other than any director’s qualifying shares) having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, such Person and one or more of its other Subsidiaries, or one or more of such Person’s other Subsidiaries.
(b) Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited Consolidated financial statements of the Company delivered to the

Administrative Agent (“GAAP”). If at any time any change in GAAP or in the interpretation thereof would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the interpretation thereof (subject to the approval of the Required Banks); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
Section 2. Reimbursement. (a) Subject to the following sentence, the Company agrees to reimburse the Issuing Bank by making a payment to the Administrative Agent for the account of the Issuing Bank for the full amount of any drawing that the Issuing Bank shall have paid under the Letter of Credit (each an “LC Disbursement”) prior to or immediately upon making by the Issuing Bank of each such LC Disbursement on the date of each such LC Disbursement; provided that any moneys received from the Company in connection with any LC Disbursement shall be applied solely for the purpose of reimbursement of the related LC Disbursement. If the Company does not reimburse such LC Disbursement in full on or prior to the date such LC Disbursement is made by the times provided for herein, such LC Disbursement shall constitute an advance (a “Disbursement Advance”). The Company promises to pay to the Administrative Agent, for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 14 hereof to reimburse the Issuing Bank, such Bank, each Disbursement Advance on the earliest of (i) the fifth (5th) Business Day after the Issuing Bank shall have made the applicable LC Disbursement and (ii) the Stated Termination Date. The unpaid amount of any Disbursement Advance shall bear interest, for each day from and including the date the LC Disbursement giving rise to such Disbursement Advance is made to but excluding the date that the Company reimburses such Disbursement Advance in full:
(i) from and including the date such relevant LC Disbursement is made until but excluding the earlier of (x) the date the Administrative Agent, for the benefit of the Issuing Bank and, to the extent a Bank made payment pursuant to Section 14 hereof to reimburse the Issuing Bank, such Bank, shall have received reimbursement from the Company of such Disbursement Advance and all unpaid amounts under this clause (i) and (y) the fifth Business Day after such relevant LC Disbursement is made, payable on demand, at a rate per annum equal to the Base Rate plus the Base Rate Margin, and
(ii) together with interest on any amount not paid by the Company when due under clause (i) above, from and including the fifth Business Day after the relevant LC Disbursement is made until such Disbursement Advance is paid in full, payable on demand, at a rate per annum equal to 2% per annum above the Base Rate plus the Base Rate Margin;
provided that such interest rate shall in no event be higher (with respect to each amount due and payable hereunder, from the date such amount is due and payable until the date such amount is paid in full) than the maximum rate permitted by applicable law. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 14 to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

(b) The Company agrees to pay to the Administrative Agent for the account of the Banks ratably in proportion to their Participation Percentages a letter of credit commission computed at the Letter of Credit Commission Rate on the Maximum Credit Amount of the Letter of Credit from and including the Effective Date to, but excluding, the Termination Date. Such commission accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date.
(c) The Company agrees to pay to the Administrative Agent for the account of the Issuing Bank a fronting fee at the rate per annum heretofore mutually agreed by the Company and the Issuing Bank pursuant to the Fee Letter, on the Maximum Credit Amount of the Letter of Credit from and including the Effective Date to, but excluding, the Termination Date. Such fronting fee accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date. The Company agrees to pay to the Issuing Bank for its account (i) on or before the fifth Business Day after the Issuing Bank shall have paid any drawing under the Letter of Credit, a drawing fee (inclusive of any wire-transfer fees) in an amount equal to $135, (ii) on or before the date of any extension of the Letter of Credit pursuant to Section 17, an amendment fee, if any, in an amount mutually agreed upon between the Issuing Bank and the Company, and (iii) on or before the date of any transfer of the Letter of Credit, a transfer fee, if any, in an amount set forth on Exhibit 3 to the Letter of Credit.
(d) (i) If after April 16, 2010, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against letters of credit issued by or assets held by, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank any other condition regarding this Agreement or the Letter of Credit or its Participation therein, and the result of any of the foregoing is to increase the cost to such Bank of the issuance or maintenance of the Letter of Credit or its Participation therein, or to reduce the amount of any sum received or receivable by such Bank under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.
(ii) If any Bank shall have determined that, after April 16, 2010, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
(iii) Each Bank will notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after April 16, 2010 which will entitle such Bank to compensation pursuant to clause (i) or (ii) of this Section 2(d) as promptly as practicable, but in any event within 90 days after such Bank obtains knowledge thereof; provided that, if such Bank fails to give such notice within 90 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable in respect of any costs resulting from such event, only be entitled to payment for costs incurred on and after the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section 2(d) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
(e) For the purposes of this Section 2(e), the following terms have the following meanings:
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on or measured by its net income, and franchise or similar taxes imposed on it, by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or does business or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Booking Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located, (iii) any backup withholding that is required by the Internal Revenue Code to be withheld from amounts payable to a Bank that has failed to comply with Section 2(e)(iii)(2)(A), and (iv) in the case of each Bank, any United States withholding tax imposed with respect to any payment by the Company pursuant to this Agreement, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Bank at the time such Bank first becomes a party to this Agreement.
“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement or the Letter of Credit.

(i) Any and all payments by the Company to or for the account of any Bank or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (A) the sum payable shall be increased as necessary so that after making all required deductions for any Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Company shall make such deductions, (C) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (D) the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.
(ii) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor. Such demand shall be made as promptly as practicable, but in any event within 90 days after such Bank obtains actual knowledge of such event; provided, however, that if any Bank fails to make such demand within 90 days after such Bank obtains knowledge of such event, such Bank shall, with respect to compensation payable in respect of such event, not be entitled to compensation in respect of the costs and losses incurred between the 90th day after such Bank obtains actual knowledge of such event and the date such Bank makes such demand.
(iii)
(1) Each Bank shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Bank by the Company pursuant to this Agreement or otherwise to establish such Bank’s status for withholding tax purposes in the applicable jurisdiction.
(2) Without limiting the generality of the foregoing:
(A) any Bank that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, and not an exempt recipient described in Section 6049(b)(4) of the Internal Revenue Code, shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements; and
(B) each Bank that is organized under the laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Bank”) that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.
(3) Each Bank shall promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iv) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate forms pursuant to Section 2(e)(iii) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided, but only to the extent that the Bank has complied with the law as changed by such treaty, law or regulation), such Bank shall not be entitled to indemnification under Section 2(e)(ii) or (iii) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
(v) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Booking Office if, in the reasonable judgment of such Bank, such change (A) will eliminate or reduce any such additional payment which may thereafter accrue and (B) is not otherwise materially disadvantageous to such Bank.
(f) If (x) the Company is required pursuant to Section 2(d) or 2(e) to make any additional payment to any Bank (any Bank so affected an “Affected Bank”) or (y) any Bank becomes a Defaulting Bank, the Company may elect to replace the Participation Percentage and Participation of such Affected Bank or Defaulting Bank, as applicable, provided that no Reimbursement Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Issuing Bank and the Administrative Agent shall agree, as of such date, to purchase for cash (to the extent of the principal amount of such Affected Bank’s or Defaulting Bank’s, as applicable, Disbursement Advances and accrued interest and fees and other reimbursable amounts then due and payable) and otherwise assume the Participation Percentage and Participation of, and other obligations then due to, such Affected Bank or Defaulting Bank, as applicable, pursuant to an Assignment and Assumption and to become a Bank for all purposes under this Agreement and to assume all obligations of such Affected Bank or Defaulting Bank, as applicable, to be replaced as of such date and to comply with the requirements of Section 15 applicable to assignments, (ii) the Company shall pay to such Affected Bank or Defaulting Bank, as applicable, in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Bank or Defaulting Bank, as applicable, by the Company hereunder to and including the date of replacement, including without limitation payments due to such Affected Bank or Defaulting Bank, as applicable, under Sections 2(d) and 2(e), in each case to the extent not paid by the purchasing Bank, and (iii) concurrently with the effectiveness of such replacement, such Affected Bank or Defaulting Bank, as applicable, shall be released with respect to its Participation Percentage, such Participation Percentage shall be terminated, and Disbursement Advances assigned by such Affected Bank or Defaulting Bank, as applicable, and shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement which survive payment of all amounts payable pursuant to Section 2 and termination of the Letter of Credit and this Agreement.

(g) The Company shall make each payment hereunder to the Administrative Agent at its Chicago office, not later than 2:00 p.m. (New York City time) on the date when due in lawful money of the United States of America and in Federal or other funds immediately available in Chicago. Whenever any payment under this Section 2 shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding day that is a Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(h) Computations of the letter of credit commission, the fronting fee referred to in Section 2(c), and interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) elapsed. Computations of all other interest hereunder shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.
(i) Provided that the Company shall have delivered notice thereof to the Administrative Agent not less than three Business Days prior to any proposed termination, the Company may terminate this Agreement (other than those provisions which expressly survive termination hereof) upon (i) payment in full of all amounts payable under Section 2, together with accrued and unpaid interest thereof, (ii) cancellation and return of the Letter of Credit, and (iii) the payment in full of all reimbursable expenses and other obligations under this Agreement together with accrued and unpaid interest thereon. No such termination will be made unless the Equity Participant will be provided with a substitute letter of credit as and to the extent required by the Participation Agreement at such time or unless the Equity Participant shall otherwise consent.
(j) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(i) the Company shall not be required to pay any letter of credit commission to such Defaulting Bank pursuant to Section 2(b) with respect to such Defaulting Bank’s Participation Percentage; provided that, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, the letter of credit commission payable under Section 2(b) with respect to such Defaulting Bank’s Participation Percentage shall be payable to the Issuing Bank until such Defaulting Lender shall cease to be a Defaulting Lender hereunder. For the avoidance of doubt, it is being understood that, the interest payable by the Company pursuant to Section 2(a) shall continue to be payable to the applicable Banks, including the Defaulting Bank, to the extent the Defaulting Bank has funded its Participation Percentage and would be entitled to such interest had it not become a Defaulting Bank;
(ii) the Participation Percentage of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10), other than any waiver, amendment or modification requiring the consent of all Banks or of each affected Bank;

(iii) for the avoidance of doubt, the Company shall retain and reserve its other rights and remedies respecting each Defaulting Bank; and
(iv) in the event that the Administrative Agent, the Company and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then this Section 2(i) shall no longer apply in respect of such rehabilitated Defaulting Bank.
Section 3. Amendment and Restatement of Letter of Credit; Conditions to Effectiveness; Transitional Provisions. (a) On the terms and conditions herein set forth, the Issuing Bank agrees to execute and deliver to the Equity Participant on the Effective Date, or, if all of the conditions precedent to the effectiveness of this Agreement shall not have been satisfied by 3:00 p.m., New York City time, on the Effective Date, on the next succeeding Business Day, the Amended and Restated Letter of Credit substantially in the form of Exhibit A hereto, amending and restating the Existing Letter of Credit.
(b) This Agreement shall become effective on the date (the “Effective Date”) on which all of the following conditions shall have been satisfied (or waived in accordance with Section 10):
(i) receipt by the Administrative Agent of a counterpart of this Agreement signed by each party hereto;
(ii) receipt by the Administrative Agent of fees payable by the Company on or before the Effective Date in such amounts and for the accounts of such parties as heretofore mutually agreed pursuant to the Fee Letter;
(iii) receipt by the Administrative Agent of evidence to its satisfaction that all amounts accrued and unpaid under the Existing Reimbursement Agreement to (but not including) the Effective Date payable by any party thereto have been paid and the Existing Reimbursement Agreement shall have been terminated;
(iv) receipt by the Administrative Agent of an opinion of Snell & Wilmer L.L.P., special counsel for the Company, dated the Effective Date, in form and substance satisfactory to the Administrative Agent;
(v) receipt by the Administrative Agent of copies, certified by the Secretary, an Associate Secretary or an Assistant Secretary of the Company, of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(vi) receipt by the Administrative Agent of a certificate of the Secretary, an Associate Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement;
(vii) receipt by the Administrative Agent of a certificate, dated the Effective Date, signed by an Authorized Officer to the effect that (x) (A) no Default or Event of

Default under the Facility Lease, and (B) no Reimbursement Default, in each case, shall have occurred and be continuing on the Effective Date or would result from the amendment and restatement of the Letter of Credit pursuant to clause (a) of this Section 3; and (y) that the representations and warranties of the Company set forth in Section 6 of this Agreement shall be true and correct on and as of the Effective Date as though made on and as of such date;
(viii) receipt by the Administrative Agent of certified copies of all approvals, authorizations, orders or consents of, or notices to or registrations with, any governmental body or agency, if any, required for the Company to enter into this Agreement;
(ix) receipt by the Administrative Agent of such other approvals, opinions or documents as the Administrative Agent may reasonably request; and
(x) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and any other matters relevant hereto;
provided that all documents (or copies thereof) to be delivered to the Administrative Agent on or before the Effective Date shall be provided to each Bank and shall be in form and substance satisfactory to the Required Banks.
(c) Promptly after this Agreement becomes effective, the Administrative Agent shall give notice thereof and of the Effective Date to each party hereto. Immediately upon the effectiveness of this Agreement, (1) (A) the Existing Letter of Credit shall be deemed to be issued pursuant to this Agreement, (B) the undrawn amount of the Existing Letter of Credit and any unreimbursed amount of disbursements with respect to the Existing Letter of Credit shall be subject to reimbursement hereunder and (C) the provisions of this Agreement shall apply to the Existing Letter of Credit, and the Company and the Banks hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letter of Credit, and (2) the Issuing Bank will be obligated to amend and restate the Letter of Credit as provided in clause (a) of this Section 3 and each party hereto will be bound by the provisions of this clause (c).
Section 4. Adjustment of Maximum Drawing Amount; Terms of Drawing. The Maximum Drawing Amount shall be modified as specified in the third paragraph of the Letter of Credit and drawings under the Letter of Credit shall be subject to the other terms and conditions set forth in the Letter of Credit.
Section 5. Obligations Absolute. The payment obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:
(i) any lack of validity or enforceability or legal effect of this Agreement, the Letter of Credit or any of the Transaction Documents or Financing Documents;
(ii) any amendment or waiver of or any consent to depart from all or any of this Agreement, the Transaction Documents or Financing Documents;

(iii) the existence of any claim, set-off, defense or other rights which the Company may have at any time against the Equity Participant, the Owner Trustee or any transferee of the Letter of Credit (or any persons or entities for whom any of the foregoing may be acting), the Administrative Agent, any Bank, any Participant or any other person or entity, whether in connection with this Agreement, the Transaction Documents or Financing Documents, the transactions contemplated hereby or thereby or any unrelated transaction; provided that nothing herein shall prevent the assertion of such claim by separate suit or compulsory counterclaim;
(iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(v) payment by the Issuing Bank under the Letter of Credit against presentation of a certificate which does not comply with the terms of the Letter of Credit; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 6. Representations and Warranties of the Company. The Company represents and warrants as of the Effective Date as follows:
(a) Corporate Existence. Each of the Company and each Material Subsidiary: (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power necessary to own its assets and carry on its business as presently conducted; (iii) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as presently conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole, and except as disclosed in the Financial Information or by written notice delivered to the Banks prior to the execution and delivery of this Agreement and except that (A) the Company from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by the Company may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope); and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole. All of the issued and outstanding common stock of the Company is owned by PWCC.
(b) Noncontravention, Etc. The execution, delivery, and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Company’s charter or by-laws, (ii) contravene any Applicable Law or any contractual restriction binding on or affecting the Company, or (iii) cause the creation or imposition of any Lien upon the assets of the Company or any Material Subsidiary.
(c) Approvals. No authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement, except for (w) the 1986 Order which has been duly issued by the ACC and is in full force and effect in the form originally issued, (x) such other Governmental Actions as have been duly obtained, given or accomplished, (y) the filing with the ACC of a copy of this Agreement within five business days of the execution hereof, in accordance with the 1986 Order and (z) as may be required under Applicable Law not now in effect. The execution, delivery, and performance by the Company of this Agreement do not require the consent or approval of the Equity Participant or the Owner Trustee (except as specified in this Agreement) or PWCC or any trustee or holder of any indebtedness or other obligation of the Company, other than such consents and approvals as have been duly obtained, given or accomplished. No Governmental Action by any Federal, Arizona or New York Governmental Authority relating to the Securities Act, the Securities Exchange Act, the Trust Indenture Act, the Federal Power Act, the Atomic Energy Act, the Nuclear Waste Act, the Holding Company Act, the Arizona Public Utility Act, energy or nuclear matters, public utilities, the environment, health and safety or PVNGS Unit 2 is or will be required in connection with the participation by the Administrative Agent, any Bank or any Participant in the consummation of the transactions contemplated by this Agreement, except such Governmental Actions (A) as have been, duly obtained, given or accomplished or (B) as may be required by Applicable Law not now in effect.
(d) Binding Agreement. This Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
(e) Litigation. There is no pending or (to the knowledge of an Authorized Officer of the Company) threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that, if adversely determined, would be reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks prior to the execution and delivery of this Agreement.
(f) Financial Statements. The balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2009 and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Banks, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, all in accordance with GAAP (except as disclosed therein). Since December 31, 2009, there has been no material adverse change in the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks prior to the execution and delivery of this Agreement.
(g) ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan, other than liability to the PBGC for premiums prior to the due date for such premiums and liability to any Plan maintained by the Company or an ERISA Affiliate or to any Multiemployer Plan for contributions prior to the due date for such contributions which shall be paid in accordance with the provisions of the minimum funding standards of ERISA and the Code.
(h) Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except to the extent that (i) such taxes are being contested in good faith and by appropriate proceedings and appropriate reserves for the payment thereof have been maintained by the Company and its Subsidiaries in accordance with GAAP or (ii) the failure to make such filings or such payments is not reasonably likely to have a material adverse effect on the financial condition or the financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole. The charges, accruals and reserves on the books of the Company and its Material Subsidiaries as set forth in the most recent financial statements of the Company delivered to the Banks pursuant to Section 6(f) in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.
(i) Environmental. The operations and properties of the Company and its Subsidiaries comply in all material respects with all environmental laws, the noncompliance with which would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks prior to the execution and delivery of this Agreement.
(j) Investment Company. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(k) No Material Misstatements or Omissions. The Financial Information did not as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were or shall be made, not misleading; provided that with respect to any projected financial information, forecasts, estimates or forward-looking information, the Company represents only that such information and materials have been prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such projections, forecasts, estimates or forward-looking information.

(l) No Amendments. Except as provided to the Banks prior to the Effective Date, there has been no amendment or waiver of, or consent with respect to, the payment obligations of the Company under any Transaction Document or Financing Document since March 17, 1993.
Section 7. Affirmative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount hereunder to or for the account of the Administrative Agent or any Bank, the Company will, unless the Required Banks shall otherwise consent in writing:
(a) Preservation of Corporate Existence, Business, Etc. (i) Preserve and maintain its corporate existence, rights (charter and statutory) and franchises (other than “franchises” as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, if the failure to maintain such rights and privileges is reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries taken as a whole, and use its commercially reasonable efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that (A) the Company from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by the Company may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope; provided, however, that the Company may consummate any merger or consolidation permitted under Section 8(b).
(ii) Continue to conduct the same general type of business conducted on April 16, 2010.
(b) Compliance with Laws, Etc. (i) Comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of governmental or regulatory authorities if the failure to comply would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole.
(ii) Comply at all times with the 1986 Order and any Subsequent Order, unless the failure to so comply could not affect the validity or enforceability of the indebtedness of the Company pursuant to this Agreement.
(c) Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed on it or its property; provided that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP or (ii) if the failure to pay such tax, assessment, charge or levy is not reasonably likely to have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole.
(d) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance, either with responsible and reputable insurance companies or associations, or through its own program of self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Material Subsidiary operates.
(e) Visitation Rights. Permit, and cause each of its Subsidiaries to permit, at any reasonable time and from time to time, any Bank or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers or directors; provided that the Company and its Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted procedures relating to safety and security; and provided further that the costs and expenses incurred by any Bank or its agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions shall be, upon the occurrence and during the continuation of a Reimbursement Default, for the account of the Company and, in all other circumstances, for the account of such Bank.
(f) Keeping of Books; Maintenance of Property. Keep, and cause each Material Subsidiary to keep, (i) proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in a manner that permits the preparation of financial statements in accordance with GAAP and (ii) all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.
(g) Reporting Requirements. Furnish to each of the Banks:
(i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (A) for each such fiscal quarter of the Company, statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal quarter and the related balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year and (B) for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, statements of income and cash flows of the Company and its Consolidated Subsidiaries for such period setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; provided that so long as the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company may provide, in satisfaction of the requirements of this first sentence of this Section 7(g)(i), its report on Form 10-Q for such fiscal quarter. Each set of financial statements provided under this Section 7(g)(i) shall be accompanied by a certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except as disclosed therein), as at the end of, and for, such period (subject to normal year-end audit adjustments);
(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, statements of income, changes in common stock equity and cash flows of the Company and its Consolidated Subsidiaries for such year and the related balance sheets of the Company and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year; provided that, so long as the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company may provide, in satisfaction of the requirements of this first sentence of this Section 7(g)(ii), its report on Form 10-K for such fiscal year. Each set of financial statements provided pursuant to this Section 7(g)(ii) shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, in accordance with GAAP consistently applied (except as disclosed therein);
(iii) as soon as possible and in any event within five days after an Authorized Officer knows of the occurrence of any Reimbursement Default continuing on the date of such statement, a statement of an Authorized Officer setting forth details of such Reimbursement Default and the action which the Company has taken and proposes to take with respect thereto;
(iv) as soon as possible, and in any event within ten days after an Authorized Officer knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by an Authorized Officer setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Company or an ERISA Affiliate with respect to such event or condition):
(A) any Reportable Event; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code;
(B) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan in a distress termination or the termination of any Plan in a distress termination;
(C) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any

Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan:
(D) the complete or partial withdrawal by the Company or any ERISA Affiliate under Part 1 of Subtitle E of Title IV of ERISA from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and
(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 45 days;
(v) promptly after (A) any amendment or modification of the 1986 Order or (B) the promulgation, amendment or modification of any Subsequent Order by the ACC, a copy thereof;
(vi) promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and registration statements on Form S-8 or its equivalent) which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
(vii) as soon as practicable and in any event within 30 days after the execution thereof, a copy of each amendment, waiver or consent relating to the payment obligations of the Company under any Transaction Document or Financing Document;
(viii) promptly after an Authorized Officer becomes aware of the occurrence thereof, notice of any change by Moody’s or S&P of their respective Ratings or of the cessation (or subsequent commencement) by Moody’s or S&P of publication of their respective Ratings (as such terms are defined on Schedule I hereto); and
(ix) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Administrative Agent at the request of any Bank may from time to time reasonably request.
The Company will furnish to the Banks, at the time it furnishes each set of financial statements pursuant to Section 7(g)(i) or 7(g)(ii) above, a certificate of an Authorized Officer (x) to the effect that no Reimbursement Default has occurred and is continuing (or, if any Reimbursement Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (y) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Section 8(e) as of the end of the relevant fiscal quarter or fiscal year.
Information required to be delivered pursuant to Sections 7(g)(i), (ii) and (vi) above shall be deemed to have been delivered on the date on which the Company provides notice to the

Administrative Agent that such information has been posted on the Company’s parent’s website on the Internet at www.pinnaclewest.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 7(g)(i) or (ii) and (ii) the Company shall deliver paper copies of the information referred to in Section 7(g)(i), (ii), and (vi) to any Bank which requests such delivery. Notwithstanding anything contained herein, in every instance the Company shall be required to provide to the Banks copies (which copies may be in electronic PDF format) of certificates of Authorized Officers required under Section 7(g). Subject to the confidentiality provisions set forth in Section 22, the Company hereby acknowledges that the Administrative Agent may make available to the Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”).
(h) Filing with ACC. File a copy of this Agreement, as executed by each of the parties hereto, with the ACC within five business days of the execution hereof.
Section 8. Negative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount hereunder to or for the account of the Administrative Agent or any Bank, the Company will not, without the written consent of the Required Banks:
(a) Sale of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets to any Person other than the Company or any Subsidiary of the Company, except (i) dispositions in the ordinary course of business, including, without limitation, sales or other dispositions of electricity and related and ancillary services, other commodities, emissions credits and similar mechanisms for reducing pollution, and damaged, obsolete, worn out or surplus property no longer required or useful in the business or operations of the Company or any of its Subsidiaries, (ii) sale or other disposition of patents, copyrights, trademarks or other intellectual property that are, in the Company’s reasonable judgment, no longer economically practicable to maintain or necessary in the conduct of the business of the Company or its Subsidiaries and any license or sublicense of intellectual property that does not interfere with the business of the Company or any Material Subsidiary, (iii) in a transaction authorized by clause (b) of this Section, (iv) individual dispositions occurring in the ordinary course of business which involve assets with a book value not exceeding $5,000,000, (v) sales of assets during the term of this Agreement having an aggregate book value not to exceed 30% of the total of all assets properly appearing on the most recent balance sheet of the Company provided pursuant to Section 6(f) or 7(g)(ii) hereof and (vi) any Lien permitted under Section 8(c).
(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any Material Subsidiary to do so, except that:
(i) any Material Subsidiary may merge with any Wholly-Owned Subsidiary of the Company;

(ii) any Material Subsidiary may merge into the Company; and
(iii) the Company may merge with, and any Material Subsidiary may merge with, any other Person;
provided that, in each case, immediately after giving effect to such proposed transaction, no Reimbursement Default would exist; and provided further that, in the case of any such merger to which the Company is a party, the Company is the surviving corporation and in the case of any such merger to which any Material Subsidiary and any other Person are the parties, such Material Subsidiary is the surviving corporation.
(c) Negative Pledge. Create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:
(i) Permitted Liens;
(ii) Liens upon or in, or conditional sales agreements or other title retention agreements with respect to, any real or personal property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property, or the construction of or improvements to such property, or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such property to be subject to such Liens (including any Liens placed on such property within 180 days after the latest of the acquisition, completion of construction or improvement of such property), or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals, refundings or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, constructed or improved and proceeds, improvements and replacements thereof and no such extension, renewal, refunding or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed, refunded or replaced;
(iii) assignments of the right to receive income, and Liens on property, of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company;
(iv) Liens with respect to the leases and related documents entered into by the Company in connection with PVNGS Unit 2 and Liens with respect to the leased interests and related rights if the Company reacquires ownership in any of those interests or acquires any of the equity or owner participants’ interests in the trusts that hold title to such leased interests, whether or not it also directly assumes the Sale Leaseback Obligation Bonds, and Liens on the Company’s interests in the trusts that hold title to such leased interests and related rights in the event that the Company acquires any of the equity or owner participants’ interests in such trusts pursuant to a “special transfer” under the Company’s existing PVNGS Unit 2 sale and leaseback transactions and any Liens resulting or deemed to have resulted if the PVNGS Unit 2 leases are required to be accounted for as capital leases in accordance with GAAP;
(v) other assignments of the right to receive income and Liens securing Indebtedness or claims in an aggregate principal amount not to exceed 20% of the Company’s total assets as stated on the most recent balance sheet of the Company provided pursuant to Section 6(f) and 7(g) hereof at any time outstanding; and
(vi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.
(d) Assignment of Transaction Documents or Financing Documents. Enter into any assignment of the Company’s obligations under any of the Transaction Documents or Financing Documents.
(e) Indebtedness. Permit Consolidated Indebtedness to exceed 65% of Consolidated Capitalization at any time.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Capitalization” means, at any date, the sum as of such date of Consolidated Indebtedness and Consolidated Net Worth.
“Consolidated Indebtedness” means, at any date, the Indebtedness of the Company and its Consolidated Subsidiaries determined on a Consolidated basis as of such date.
“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Company) of all classes of capital stock of the Company and its Subsidiaries, excluding the Company’s capital stock owned by the Company and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of the Consolidated surplus, whether capital or earned, of the Company, determined in accordance with GAAP as of the end of the most recent calendar month (excluding the effect on the Company’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
Section 9. Reimbursement Events of Default. If any of the following events (“Reimbursement Events of Default”) shall occur and be continuing:
(i) The Company shall fail to pay when due any amount payable under Section 2(a) or fail to pay any other amount payable under Section 2 within five (5) Business Days after the same becomes due and payable; or
(ii) The Company shall fail to perform or observe (A) any term, covenant or agreement contained in Section 7(a)(ii), 7(g)(iv), 8(a), 8(b), 8(c) or 8(e), or (B) any term, covenant or agreement contained in this Agreement (other than those covered by clause (i) above or subclause (A) of this clause (ii) or Section 7(e) or Section 19) on its part to be performed or observed if the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent; or
(iii) Any representation or warranty made by the Company herein or by the Company (or any of its officers) in any certificate delivered in connection with this Agreement shall prove to have been false or misleading in any material respect when made; or
(iv) Any material provision of this Agreement shall at any time for any reason cease to be valid and binding upon the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority, or the Company shall deny that it has any or further liability or obligation under this Agreement; or
(v) (A) The Company or any of its Material Subsidiaries shall fail to pay (1) any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $35,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), or (2) an amount, or post collateral as contractually required in an amount, of at least $35,000,000 in respect of any Hedge Agreement, of the Company or such Material Subsidiary (as the case may be), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Hedge Agreement; or (B) any event of default shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or
(vi) The Company or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Company have a present value of at least $35,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or
(vii) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it

(but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (vii); or
(viii) Judgments or orders for the payment of money that exceeds any applicable insurance coverage (the insurer of which shall be rated at least “A” by A.M. Best Company) by more than $35,000,000 in the aggregate shall be rendered against the Company or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days; or
(ix) (A) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30% or more of the equity securities of PWCC entitled to vote for members of the board of directors of PWCC; or (B) during any period of 24 consecutive months, a majority of the members of the board of directors of PWCC cease (other than due to death or disability) to be composed of individuals (1) who were members of that board on the first day of such period, (2) whose election or nomination to that board was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or (3) whose election or nomination to that board was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board; or (C) PWCC shall cease for any reason to own, directly or indirectly 80% of the Voting Stock of the Company; or
(x) An event or condition specified in Section 7(g)(iv) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Required Banks, likely to exceed $35,000,000 in the aggregate; or
(xi) any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Transaction Documents unauthorized, illegal or otherwise contrary to Applicable Law; or
(xii) any event specified in subsection (vii), (viii) or (x) of Section 15 of the Facility Lease shall occur; or

(xiii) the Company shall fail to make, or cause to be made, any payment specified in Section 15(i) of the Facility Lease equal to or exceeding $1,000,000 within the periods specified in that Section.
then, in every such event the Issuing Bank may, and if instructed to do so by the Required Banks the Issuing Bank shall, by notice to the Company and the Equity Participant, terminate the Letter of Credit as provided therein. The Administrative Agent shall give notice to the Company under Section 9(ii) promptly upon being requested to do so by the Required Banks and will promptly notify each Bank of any such notice given at the request of the Required Banks.
Section 10. Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement or the Letter of Credit or any consent to the assignment of the Company’s obligations under any of the Transaction Documents or the Financing Documents shall be effective unless the same shall be in writing and signed by (or with the written consent of) the Company and the Required Banks (and, if the rights or duties of the Issuing Bank or the Administrative Agent are affected thereby, by it); provided that no such modification, amendment, waiver or consent shall, unless signed by (or with the written consent of) each Bank affected thereby, (i) increase the Maximum Credit Amount or Maximum Drawing Amount or subject any Bank to any additional obligation under this Agreement or the Letter of Credit, (ii) reduce the principal of or rate of interest on any reimbursement obligation or reduce the letter of credit commission payable under Section 2(b), (iii) postpone the date fixed for any payment of principal of or interest on any reimbursement obligation or any payment of such letter of credit commission, (iv) extend the Stated Termination Date or the Termination Date or (v) change the definition of Required Banks or the provisions of this Section 10 or any provision of this Agreement that requires action by all the Banks. Any waiver of any provision of this Agreement or the Letter of Credit shall be effective only in the specific instance and for the specific purpose for which given.
Section 11. Notices. (a) All notices, requests, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile transmission, electronic transmission (subject to Section 11(c) below), or similar transmission) and mailed, sent or delivered:
(i) if to the Company, in the case of deliveries, to its street address at 400 North Fifth Street, Phoenix, Arizona 85004; in the case of mailings, to its mailing address at P.O. Box 53999, Phoenix, Arizona 85072-3999, and in the case of facsimile transmission, to telecopy no. (602) 250-5640, in each case to the attention of the Treasurer; and in the case of electronic mail, to lee.nickloy@pinnaclewest.com;
(ii) if to the Administrative Agent, in the case of deliveries or mailings, to its address at JPMorgan Chase Bank, N.A., 10 S. Dearborn St., Mail Code IL1-0090, Chicago, IL 60603, and in the case of facsimile transmission, to telecopy no. (312) 732-1762, in each case to the attention of Nancy Barwig; and in the case of electronic mail, to nancy.r.barwig@jpmorgan.com; with a copy to its address at JPMorgan Chase Bank, N.A., 10 S. Dearborn St., Mail Code IL1-0874, Chicago, IL 60603, and in the case of facsimile transmission, to telecopy no. (312) 325-3150, in each case to the attention of Lisa Tverdek; and in the case of electronic mail, to lisa.tverdek@jpmorgan.com;

(iii) if to the Issuing Bank, in the case of deliveries or mailings, to its address at JPMorgan Chase Bank, N.A., 300 South Riverside Plaza, Mail Code IL1-0236, Chicago, IL 60606-0236, Attention: Standby Letter of Credit Unit, and in the case of facsimile transmission, to telecopy no. (312) 233-2266 and telephone No.: (800) 634-1969, Option 1, in each case to the attention of Manager — Immediate Action Required; and in the case of electronic mail, to standbylc.chi.mc@jpmchase.com; with a copy to its address at JPMorgan Chase Bank, N.A., 10 S. Dearborn St., Mail Code IL1-1650, Chicago, IL 60603, and in the of case facsimile transmission, to telecopy no. (312) 732-2729 and telephone no. (312) 732-2592, in each case to the attention of Phyllis Huggins; and in the case of electronic mail, to phyllis.huggins@jpmorgan.com;
(iv) if to any other Bank, at such address, electronic mail address, or telecopy number as shall be designated by it in its Administrative Questionnaire;
or, as to each party, to such other person and/or to such other address or number as shall be designated by such party in a written notice to each other party. All such notices, requests, demands and other communications shall be effective when mailed or sent, addressed as aforesaid (subject to Section 11(c) below in the case of electronic communications), except that notices to the Administrative Agent shall not be effective until received by the Administrative Agent and any notice to the Equity Participant pursuant to Section 9 shall not be effective until received by the Equity Participant. Notices of any Reimbursement Default shall be sent by the Company to the Administrative Agent by facsimile transmission.
(b) As promptly as practicable after receipt by the Administrative Agent of any notice or other communication delivered hereunder by the Company, the Administrative Agent shall furnish a copy thereof to each Bank, to the extent such notice or other communication is not otherwise required by the terms thereof to be delivered by the Company to each Bank.
(c) Notices and other communications to the Administrative Agent, the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent and agreed by the Company; provided that the foregoing shall not apply to notices pursuant to Sections 2, 14 or 17 unless otherwise agreed by the Administrative Agent and the applicable Bank or to notices pursuant to the Letter of Credit. The Administrative Agent and the Company may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent and the Company shall otherwise agree, notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement); provided that (x) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (y) notices or communications posted to an Internet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in immediately foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Company Materials or the adequacy of the Platform, and expressly disclaim any liability for errors in or omissions from the Company Materials. No warranty of any kind, express or implied or statutory, is made by any Agent Party in connection with the Company Materials or the Platform. In no event shall the Administrative Agent, its Affiliates, or any partners, directors, officers, employees, agents and advisors of the Administrative Agent or of its Affiliates (collectively, the “Agent Parties”) have any liability to the Company, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.
Section 12. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 13. Waiver of Right of Setoff. The Administrative Agent and each Bank hereby waive any right to set off and apply any and all deposits (general or special, time or demand, provisional or final) and collateral at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Company if there shall be a drawing under the Letter of Credit at any time during the pendency of any proceeding by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, custodian, trustee or other similar official for it or for any substantial part of its property (collectively the “bankruptcy events”), against any and all of the obligations of the Company now or hereafter existing in respect of any reimbursement obligation of the Company set forth in Section 2(a), provided that any such waiver shall be deemed ineffective as and to the extent that the Administrative Agent and each Bank receive, after any of the bankruptcy events occur, an unqualified opinion of nationally-recognized counsel with bankruptcy law experience (which counsel shall be mutually satisfactory to the Administrative Agent and the Equity Participant, each of which shall use its best efforts to agree on such counsel), that non-waiver would not, as a result of the application of bankruptcy or similar laws as then in effect, lead to the Administrative Agent or any Bank being refused, prevented, permanently enjoined or restrained from or delayed in fulfilling its obligation under the Letter of Credit. This Section 13 shall not constitute a waiver of any right of setoff if there shall be a drawing under the Letter of Credit at any time other than that described in this Section 13.
Section 14. Participations of the Banks. (a) The Issuing Bank hereby sells to each other Bank, and each Bank hereby severally purchases from the Issuing Bank, as of the Effective Date, a Participation in an amount equal to such Bank’s Participation Percentage of the Letter of Credit and in each drawing thereunder, all on the terms and conditions set forth herein. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of the Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of a Reimbursement Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(b) If at any time on or after the Effective Date the Company shall fail to reimburse any LC Disbursement prior to or immediately upon making thereof by the Issuing Bank, such LC Disbursement shall constitute a Disbursement Advance in accordance with Section 2(a), and the Administrative Agent shall promptly (but in any event no later than 2:30 p.m., New York City time, on the date payment is due from the Banks under this Section 14(b)) advise each Bank thereof and of the amount due from the Company and the amount of such Bank’s Participation therein, and each Bank shall pay, no later than 4:00 p.m. (New York City time) on such date such Bank’s Participation Percentage of such amount by transferring the same in immediately available funds to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s address specified in Section 11. With respect to any such LC Disbursement, each Bank agrees that the Issuing Bank shall have no responsibility to the Banks other than obtaining the certificates referred to in the Letter of Credit and notifying each Bank thereof. The Administrative Agent shall promptly credit each Bank’s account with such Bank’s Participation Percentage of (i) all amounts representing principal of, or interest on, any Disbursement Advances, in each case in respect of which such Bank has funded its Participation Percentage in accordance with the foregoing provisions of this Section 14(b) and (ii) letter of credit commissions payable to each Bank pursuant to Section 2(b) of this Agreement and accruing on and after the Effective Date, but, in the case of both clause (i) and clause (ii), only if, when and to the extent received by the Administrative Agent from the Company. All such payments shall be made if, when and to the extent the Administrative Agent receives payment from the Company in respect of any Disbursement Advance and of the letter of credit commission pursuant to Section 2(b) of this Agreement, and in the same funds in which such amounts are received, by credit to an account at a bank located in the United States of America as each Bank shall designate in writing to the Administrative Agent.
(c) If the Administrative Agent should for any reason make any payment to any Bank in anticipation of the receipt of funds from the Company and such funds are not received by the Administrative Agent from the Company on the date payment is due, then such Bank shall, on demand by the Administrative Agent, forthwith return to the Administrative Agent any such amounts transferred to such Bank by the Administrative Agent in respect of such Bank’s Participation plus interest thereon from the day such amounts were transferred by the Administrative Agent to such Bank to but not including the day such amounts are returned by such Bank at a rate per annum equal to the Federal Funds Rate. If the Administrative Agent is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Company to the Administrative Agent for the account of any Bank, then such Bank shall, on demand by the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Bank by the Administrative Agent in respect of such Bank’s Participation, but without interest on such payments (unless the Administrative Agent is required to pay interest on such amounts to the Person recovering such payments).

(d) Each Bank agrees that if it should receive any amount due to it under this Agreement in respect of its Participation other than from the Administrative Agent, such Bank will remit all of the same to the Administrative Agent to distribute to the Banks pursuant to this Agreement, and such Bank’s Participation shall be adjusted to reflect such remittance. Each Bank further agrees to send the Administrative Agent a copy of any notice sent by such Bank to the Company hereunder.
(e) Each Bank acknowledges and represents that it has made its own independent appraisal of the Company, and the business, affairs and financial condition of the Company, based on such documents and information as such Bank has deemed appropriate, and each Bank will continue to be responsible for making its own independent appraisal of such matters, based on such documents and information as such Bank shall deem appropriate at the time, and has not relied upon and will not hereafter rely upon the Administrative Agent or any other Bank or any information prepared, distributed or otherwise made available by the Administrative Agent for such appraisal or other assessment or review of the Company. Each Bank represents, and in granting a Participation to such Bank it is specifically understood and agreed, that such Bank is acquiring its Participation in the Letter of Credit for its own account in the ordinary course of its commercial banking business and not with a view to, or for sale in connection with, any distribution thereof.
Section 15. Assignees; Participants. (a) Each Bank shall have the right, with the prior written consent of the Company (which shall not be unreasonably withheld, and shall not be required if a Reimbursement Event of Default has occurred and is continuing) and the prior written consent of the Administrative Agent and the Issuing Bank, to assign all or a pro rata portion of all of its rights and obligations under its Participation at any time and from time to time to one or more Eligible Institutions (each an “Assignee”); provided that (i) each such Assignee shall assume such rights and obligations and agree, for the benefit of each other party hereto, to be bound by the provisions of, and perform the obligations of a Bank under, this Agreement, pursuant to an Assignment and Assumption and (ii) the aggregate amount of the Participation or Participations assigned to each such Assignee pursuant to this Section 15(a) shall not be less than $5,000,000. Each Bank shall give prompt notice to the Administrative Agent and the Company of each such assignment made by it. For the avoidance of doubt, no assignment by JPMorgan pursuant to this Section 15 shall affect its rights and obligations in its capacity as Issuing Bank.
(b) (i) Each Bank shall also have the right, without the consent of the Company, to grant participating interests in its Participation at any time and from time to time to one or more other financial institutions or other Persons (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each a “Participant”); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each such participation granted by a Bank shall be evidenced by a participation agreement in form acceptable to such Bank. Each such participation agreement shall provide that such Bank shall retain the sole right to exercise its rights under this Agreement and to enforce the obligations owed to it hereunder pursuant to its Participation including, without limitation, the right to consent to any modification, amendment or waiver of any provision of this Agreement or the Letter of Credit or any assignment of the Company’s obligations under any of the Transaction Documents or the Financing Documents; provided that any such participation agreement may provide that such Bank will not, without the consent of the Participant, consent to any modification, amendment or waiver of this Agreement or the Letter of Credit that (w) increases the Maximum Credit Amount or Maximum Drawing Amount or subjects such Bank to any additional obligation under this Agreement or the Letter of Credit, (x) reduces the principal of or rate of interest on any reimbursement obligation or reduces the letter of credit commission payable under Section 2(b), (y) postpones the date fixed for any payment of principal of or interest on any reimbursement obligation or any payment of such letter of credit commission or (z) extends the Stated Termination Date or the Termination Date, in each case subject to such participation.
(ii) Subject to clause (iii) below, the Company agrees that each Participant shall be entitled to the benefits of Sections 2(d) and 2(e) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15(a).
(iii) A Participant shall not be entitled to receive any greater payment under Section 2(d) or 2(e) than the applicable Bank would have been entitled to receive with respect to the participating interest granted to such Participant, unless the granting of such interest to such Participant is made with the Company’s prior written consent. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 2(d) or 2(e) unless the Company is notified of the participating interest granted to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2(d) or 2(e) as though it were a Bank.
Section 16. Continuing Obligation; Binding Effect. The obligations of the Company under this Agreement shall continue until the later of (i) the Termination Date and (ii) the date upon which all amounts due and owing to the Administrative Agent or any Bank hereunder shall have been paid in full. The obligation of the Company to reimburse the Administrative Agent, the Issuing Bank and the Banks pursuant to Sections 2(d), 2(e), 19 and 21 hereof and the obligations of the parties pursuant to Sections 22, 24 and 27 hereof shall survive the termination of the Letter of Credit and this Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors. The Company shall not have the right to assign its rights hereunder or any interest herein to any Person without the prior written consent of the Issuing Bank and each Bank. The Issuing Bank shall not have the right to assign its rights as the Issuing Bank hereunder without the prior written consent of the Company (which shall not be unreasonably withheld) and each Bank.
Section 17. Extension of the Letter of Credit. At least 105 days but not more than 180 days before the Stated Termination Date, the Company may request the Administrative Agent in writing (each such request being irrevocable and binding), with a copy to the Issuing Bank and each Bank, to extend for not less than three years, nor more than eight years (or, if earlier, the end of the Basic Lease Term or as otherwise required under the Participation Agreement), the Stated Termination Date, specifying the terms and conditions, including fees, to be applicable to such extension. Within 45 days after receiving such extension request (or such later date as the Company may authorize in writing, but in no event later than 60 days before the Stated

Termination Date), each Bank shall notify the Administrative Agent and the Company of its consent or nonconsent to such extension request, and if any Bank shall give no such notice, it shall be deemed not to have consented to such extension request. No such requested extension shall be effective without the consent of all the Banks. The consent of any Bank shall be in its sole discretion and shall be conditional upon no Reimbursement Default or Reimbursement Event of Default existing as of the date of such extension and the preparation, execution and delivery of legal documentation in form and substance satisfactory to such Bank and its counsel, incorporating substantially the terms and conditions contained in the extension request as the same may be modified by agreement among the Company, and the Banks, and evidence satisfactory to it of the due authorization and validity thereof.
Section 18. Limited Liability of the Banks.
(a) The Company assumes all risks of the acts or omissions of the Equity Participant and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. None of the Administrative Agent, the Issuing Bank and the Banks, nor their respective Affiliates nor any officer, director, employee or agent of any of the foregoing shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Equity Participant or any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents shall prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Company shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential or punitive, damages or losses suffered by the Company which the Company proves were caused by the Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not strictly comply with the Letter of Credit, (ii) failing to honor a presentation that strictly complies with the Letter of Credit or (iii) retaining any document presented for purposes of drawing under the Letter of Credit. In no event shall the Issuing Bank be deemed to have failed to act with due diligence or reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice and in accordance with this Agreement. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the Equity Participant and the Company have notified the Issuing Bank in writing prior to a drawing under the Letter of Credit that such documents do not comply with the Letter of Credit.
(b) Without limiting any other provision of this Agreement, the Issuing Bank and each other Indemnified Party (if applicable), shall not be responsible to the Company for, and the Issuing Bank’s rights and remedies against the Company and the Company’s obligation to reimburse the Issuing Bank shall not be impaired by: (i) honor of a presentation under the Letter of Credit which on its face strictly complies with the terms of the Letter of Credit; (ii) honor of a presentation of any documents presented for purposes of drawing under the Letter of Credit (a “Drawing Document”) which appear on their face to have been signed, presented or issued (X)

by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acting upon any communication or instruction (whether oral, telephonic, written, telegraphic, facsimile or electronic) (each an “Instruction”) that is unauthorized and that is (x) received pursuant to the express terms of the Letter of Credit or (y) any other Instruction regarding the Letter of Credit or error in computer transmission that in either case the Indemnified Party, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (iv) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for reasonable errors in interpretation of technical terms made in good faith after advice of counsel or in translation; (v) any delay in giving or failing to give any notice; (vi) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person other than the Issuing Bank or an Indemnified Party; (vii) any breach of contract between the beneficiary and the Company or any of the parties to the underlying transaction; (viii) assertion or waiver of any provision of the ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place, except to the extent such provisions of the ISP conflict with the express provisions of the Letter of Credit or this Agreement; (ix) dishonor of any presentation for which the Company is unable or unwilling to reimburse or indemnify the Issuing Bank (provided that the Company acknowledges that if the Issuing Bank shall later be required to honor the presentation, the Company shall be liable therefor in accordance with Article 2 hereof); and (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice. For purposes of this Section 18(b), “Good Faith” means honesty in fact in the conduct of the transaction concerned. For the avoidance of doubt, it is understood that this Section 18(b) shall not be construed to limit the Issuing Bank’s liability for damages caused by the Issuing Bank’s gross negligence or willful misconduct as otherwise provided for in this Agreement.
(c) The Company shall notify the Administrative Agent and the Issuing Bank of (i) any noncompliance with any Instruction given by the Company with respect to the Letter of Credit or any amendment thereto, any other irregularity with respect to the text of the Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction given by the Company with respect to the Letter of Credit or any amendment thereto, in each case within ten (10) Business Days after an Authorized Officer of the Company becomes aware of the receipt by the Company of a copy of the Letter of Credit or any such amendment and (ii) any objection the Company may have to the Issuing Bank’s honor or dishonor of any presentation under the Letter of Credit or any other action or inaction taken or proposed to be taken by the Issuing Bank under or in connection with this Agreement or the Letter of Credit, within ten (10) Business Days after an Authorized Officer of the Company becomes aware of the objectionable action or inaction. To the extent allowed by applicable law, the failure to so notify the Issuing Bank within said times shall discharge the Issuing Bank from any loss or liability that the Issuing Bank could have avoided or mitigated had it received such notice, to the extent that the Issuing Bank could be held liable for damages hereunder; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof or by the Issuing Bank’s gross negligence or willful misconduct; provided, further, that, if the Company shall not provide such notice to the Issuing Bank within twenty (20) Business Days of the date of receipt, the Issuing Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Company shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Issuing Bank. For the avoidance of doubt, it is understood that this Section 18(c) shall not be construed to limit the Issuing Bank’s liability for damages caused by the Issuing Bank’s gross negligence or willful misconduct as otherwise provided for in this Agreement.
Section 19. Cost, Expenses and Taxes. The Company agrees to pay not later than 30 days after demand therefor (a) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, filing, recording and administration of this Agreement and any other documents which may be delivered in connection with this Agreement and any waiver or consent under, or amendment of, this Agreement, the Fee Letter or any of the Transaction Documents or Financing Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of one firm of attorneys for the Administrative Agent (and any additional firms required to address matters in respect of which such firm is precluded from representation as a result of conflicts) and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; (b) as to the Administrative Agent, the Issuing Bank and each Bank, all reasonable costs and expenses (including reasonable counsel fees and expenses) in connection with (i) the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement or (ii) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under the Letter of Credit; and (c) as to the Administrative Agent and the Issuing Bank, all reasonable costs and expenses (including reasonable counsel fees and expenses) in connection with each transfer of the Letter of Credit in accordance with its terms. In addition, the Company shall pay any and all stamp, documentary, filing, recording or other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents, and agrees to save the Administrative Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, provided that the Administrative Agent and each Bank agree promptly to notify the Company of any such taxes and fees which are incurred by the Administrative Agent or such Bank. To the extent permitted by applicable law, the foregoing provisions shall supersede any costs and expenses provisions set forth in Section 8.02 of the ISP.
Section 20. Administrative Agent; Issuing Bank. (a)
(i) Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.
(ii) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Reimbursement Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 10), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 10), or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Reimbursement Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with this Agreement, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(iii) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone (except when a writing is expressly required) and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.
(iv) The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent in the exercise of reasonable care.
(v) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Banks and the Company. Upon any such resignation, the Required Banks shall have the right, with the prior written approval of the Company (which approval will not be unreasonably withheld or delayed and which shall be required only so long as no Reimbursement Event of Default shall be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be a commercial bank having capital and retained earnings of at least $100,000,000 or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section 20 and Sections 19 and 21 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
(vi) Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or related agreement or any document furnished hereunder.
(b) The Administrative Agent and its Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of business with, the Company, the Equity Participant and their respective Subsidiaries and Affiliates and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.
(c) The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts as it may select and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(d) It is understood that the Issuing Bank will exercise and give the same care and attention to the Letter of Credit as it gives to its other letters of credit and loans for its own account and that the Issuing Bank shall have no obligation to the Company or any other Bank and no duty or responsibility with respect to this Agreement or the Letter of Credit, except as expressly provided herein and in the Letter of Credit. Without limiting the generality of the foregoing, the Issuing Bank shall not be required to take any action with respect to any Reimbursement Default, except as expressly provided in Section 9 hereof. The Issuing Bank shall not be liable for any action taken or not taken at the request or with the approval of the Required Banks (or all the Banks, as applicable) or for the performance or non-performance of the obligations of any other party under this Agreement or any Transaction Document or Financing Document or any other document contemplated thereby. It is further understood that: (i) except as expressly limited by the provisions of this Agreement, the Issuing Bank retains the sole right to exercise its rights and enforce the obligations of the Company under this Agreement, and the Issuing Bank may use its sole discretion with respect to exercising or refraining from exercising any rights or taking or refraining from taking any actions which may be vested in it or which it may be entitled to take or assert under this Agreement or any of the Transaction

Documents or Financing Documents (including, without limitation, the giving of any notice to any Person of any Reimbursement Event of Default under this Agreement except as provided in Section 9); and (ii) the Issuing Bank shall not, in the absence of gross negligence or willful misconduct, be under any liability to any other Bank with respect to anything which the Issuing Bank may do or refrain from doing in the exercise of its best judgment or which it may deem to be necessary or desirable. Neither the Administrative Agent nor the Issuing Bank shall incur any liability by acting in reliance upon any written communication or any telephone conversation which it reasonably believes to be genuine and correct or to have been signed, sent or made by the proper Person. Neither the Administrative Agent nor the Issuing Bank shall have any obligation to make any claim on, or assert any lien upon, or assert any setoff against, any property held by it and, if it elects to do so, it may in its discretion apply the same against indebtedness of the Company other than the Company’s obligations under this Agreement; provided that, to the extent any funds received pursuant to any of the foregoing are applied to the obligations of the Company under Section 2(a) or 2(b) hereof, each Bank shall be entitled to receive its pro rata share thereof in accordance with Section 14(b) above. Any such setoff or other action in respect of any reimbursement obligation of the Company set forth in Section 2(a) will be subject to Section 13.
Section 21. Indemnification. (a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Administrative Agent, the Issuing Bank, each Bank, their respective affiliates and correspondents and each of their respective directors, officers, employees and agents (each such party, an “Indemnified Party”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Party (“Costs”) (except to the extent any such Costs are expressly stated in this Agreement to be payable by the Indemnified Party or to the extent expressly limited pursuant to Sections 2(d), 2(e), 2(f), 7(e), 18(a) and 19), arising out of, in connection with, or as a result of: (i) the Letter of Credit or any pre-advice of its issuance; (ii) any action or proceeding arising out of or in connection with the Letter of Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under the Letter of Credit, or for the wrongful dishonor of or honoring a presentation under the Letter of Credit; (iii) any Instruction that is unauthorized and that is (x) received pursuant to the express terms of the Letter of Credit or (y) any other Instruction regarding the Letter of Credit or error in computer transmission that in either case the Indemnified Party reasonably believed to be authorized; (iv) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee or assignee of proceeds of the Letter of Credit; (v) the fraud, forgery or illegal action of parties other than the Indemnified Party (including, for the avoidance of doubt, any fraud, forgery or illegal action by any party in connection with any transfer of the Letter of Credit); (vi) the enforcement against the Company of this Agreement or any rights or remedies under or in connection with this Agreement or the Letter of Credit; (vii) the Administrative Agent’s or the Issuing Bank honoring any presentation upon or during the continuance of any Reimbursement Event of Default or for which the Company is unable or unwilling to make any payment to the Administrative Agent, the Issuing Bank or any Bank as required under this Agreement; (viii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Party; in each case, including that resulting from the Administrative Agent’s or the Issuing Bank’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (viii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Party claiming indemnity, in which case any fees or expenses previously paid or advanced by the Company to such Indemnified Party in respect of such indemnified obligation (if any) will be returned by such Indemnified Party. Without limitation of the foregoing, the Company shall not be required to indemnify the Issuing Bank or its Related Parties pursuant to this Section for any Costs to the extent solely caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) its willful failure to make lawful payment under the Letter of Credit after presentation to it by the beneficiary of the Letter of Credit of documents strictly complying with the terms and conditions of the Letter of Credit. If and to the extent that the obligations of Company under this paragraph are unenforceable for any reason, Company shall make the maximum contribution to the Costs permissible under applicable law.
(b) To the extent permitted by applicable law, the foregoing provisions shall supersede any indemnity provisions set forth in Section 8.01(b) of the ISP.
(c) To the extent that the Administrative Agent or the Issuing Bank is not reimbursed and indemnified by the Company under this Agreement, each Bank will reimburse and indemnify the Administrative Agent and the Issuing Bank on demand for and against such Bank’s Participation Percentage of any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Issuing Bank in any way relating to or arising out of this Agreement, the Fee Letter, the Letter of Credit, or any of the Transaction Documents or Financing Documents or any action taken or omitted to be taken by the Administrative Agent or the Issuing Bank hereunder or thereunder, or the transactions contemplated hereby and thereby or the enforcement of any of the terms hereof and thereof; provided that such Bank shall not be liable for any portion of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Issuing Bank or which are expressly excluded from the indemnification by the Company by the proviso to the first sentence of Section 21(a), or by the second sentence of Section 21(a) of this Agreement. Each Bank’s obligations under this Section 21(c) shall survive the termination of this Agreement and the Letter of Credit. If the Administrative Agent or the Issuing Bank is reimbursed by the Company for any amounts previously received from any Bank pursuant to this Section 21(c), it will promptly pay to such Bank its proportionate share of any amounts so received.
Section 22. Confidentiality. (a) The Administrative Agent and each Bank agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Company or any Subsidiary of the Company in connection with this Agreement and neither the Administrative Agent, any

Bank nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Bank, or (b) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Administrative Agent or affected Bank after reasonable inquiry; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for the Administrative Agent or any Bank; (iii) to bank examiners, auditors or accountants, on a confidential basis; (iv) to the Administrative Agent or any other Bank; (v) by the Administrative Agent or any Bank to an Affiliate thereof who is bound by this Section 22; provided that any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of this Agreement or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first enters into a confidentiality agreement with the respective Bank, which confidentiality agreement shall contain terms substantially similar to the terms set forth in this Section 22. Each Bank and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Company of any request for disclosure of any such non-public information (x) by any governmental authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Company by such governmental authority) or (y) pursuant to legal process. The obligations under this Section 22 shall survive for two (2) years after termination of this Agreement.
(b) This Agreement is intended to provide express authorization to each of the Banks and their Affiliates (and each employee, representative, or other agent of each Bank and its respective Affiliates) to disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Banks or any of their Affiliates (and any such employees, representatives or other agents) relating to such tax treatment and structure; provided, that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the documents or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
Section 23. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
Section 24. Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each party hereto submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each party hereto hereby agrees, to the fullest extent permitted by law, that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring action or proceeding relating to this Agreement in the courts of any jurisdiction.
Section 25. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 26. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, the Fee Letter, that certain Commitment Agreement dated as of March 17, 2010 between JPMorgan, J.P. Morgan Securities Inc., Union Bank, N.A., and the Company, that certain Letter Agreement between the Issuing Bank and the Company dated as of April 16, 2010 constitute the entire agreement and understanding among the parties hereto and, subject to Section 3(c), supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 27. WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY LAW, EACH OF THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 28. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or any syndication of the credit facility provided hereunder), the Company acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and its Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Administrative Agent and the Company each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent or the Company has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Administrative Agent and the Company hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Administrative Agent and the Banks acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.
Section 29. Waiver of Damages. To the extent allowed by law, no party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages or losses suffered by such party in connection with, arising out of, or in any way related to this Agreement, the Letter of Credit or the transactions contemplated hereby or thereby regardless of whether such party shall have been advised of the possibility of such damages or losses or of the form of action in which such damages or losses may be claimed.
Section 30. Government Regulations. The Company agrees to provide documentary and other evidence of the Company’s identity as may be requested by any Bank at any time to enable such Bank to verify the Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ARIZONA PUBLIC SERVICE COMPANY
By:	/s/ James R. Hatfield
	Name:	James R. Hatfield
	Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and as a Bank
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Vice President

UNION BANK, N.A., as a Bank
By:	/s/ Pascal Uttinger
	Name:	Pascal Uttinger
	Title:	Vice President

SCHEDULE I
The “Letter of Credit Commission Rate” and the “Base Rate Margin” for any day is the rate set forth below (in basis points per annum) under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V

Base Rate Margin	100.0	150.0	175.0	200.0	250.0
Letter of Credit Commission Rate	200.0	250.0	275.0	300.0	350.0
For purposes of this Schedule, the following terms have the following meanings:
“Level I Status” exists at any date if, at such date, the higher of the two Ratings is:
A- or higher by S&P or A3 or higher by Moody’s.
“Level II Status” exists at any date if, at such date, (i) Level I Status does not exist and (ii) the higher of the two Ratings is:
BBB+ or higher by S&P or Baa1 or higher by Moody’s.
“Level III Status” exists at any date if, at such date, (i) neither Level I Status nor Level II Status exists and (ii) the higher of the two Ratings is:
BBB or higher by S&P or Baa2 or higher by Moody’s.
“Level IV Status” exists at any date if, at such date, (i) none of Level I Status, Level II Status and Level III Status exists and (ii) the higher of the two Ratings is:
BBB- or higher by S&P or Baa3 or higher by Moody’s.
“Level V Status” exists at any date if, at such date, no other Status exists.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Rating Agencies” means Moody’s and S&P.
“Ratings” means the credit ratings assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement by the Rating Agencies. If there is no rating assigned to debt securities, the corporate credit rating will be used; and if Moody’s or S&P shall not have in effect any rating assigned to senior unsecured long-term debt securities of the Company or corporate credit rating (other than by circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established
Schedule I-1

a Rating in Level V. Any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from S&P or Moody’s, the rating to be used to determine which pricing level applies is the higher of the two (e.g., BBB+/Baa2 results in Level II Status); provided that if the split is more than one full rating category, the rating category next below that of the higher of the two rating categories will be used (e.g., BBB+/Baa3 results in Level III Status, and A-/Baa3 results in Level II Status). If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company, the Administrative Agent and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Letter of Credit Commission Rate and the Base Rate Margin shall be determined by reference to the Rating most recently in effect prior to such change or cessation.
“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.
Schedule I-2

SCHEDULE II

Bank	Participation Percentage	Participation Amount

JPMorgan Chase Bank, N.A.	51.46682890154%	$17,753,152.95

Union Bank, N.A.	48.53317109846%	$16,741,206.49
Schedule II-1

EXHIBIT A
AMENDED AND RESTATED
IRREVOCABLE TRANSFERABLE LETTER OF CREDIT
No. P-010152
(formerly numbered as S-1002)
Originally Issued August 18, 1986
Amended and Restated
April 16, 2010
Emerson Finance LLC
8000 W. Florissant Avenue
P.O. Box 4100
St. Louis, Missouri 63136
Attention: President
Dear Sirs:
We hereby establish, at the request of Arizona Public Service Company (the “Company”), in your favor, our Irrevocable Transferable Letter of Credit No. P-010152 (formerly numbered as S-1002) (the “Letter of Credit”), in a maximum amount at any date (the “Maximum Credit Amount”) equal to the amount shown opposite the period including such date in the Table of Maximum Credit Amounts attached hereto as Schedule II-A, effective immediately and expiring at 5:00 p.m. (New York City time) on the Termination Date. Capitalized terms used herein and in Schedules II-A, II-B and III and Exhibits 1, 2, 3 and 4 hereto shall have the meanings set forth in Schedule I hereto. This Letter of Credit is issued in connection with the leasing of an undivided interest in Unit 2 of the Palo Verde Nuclear Generating Station to the Company pursuant to a Facility Lease dated as of August 1, 1986 (the “Facility Lease”) as amended and in effect on the date hereof, between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to The First National Bank of Boston), as Owner Trustee under a trust agreement with you.
We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, an amount not in excess of the amount shown opposite the period including the date of such drawing (the “Date of Drawing”) in the Table of Maximum Drawing Amounts attached hereto as Schedule II-B as such amounts are modified from time to time in accordance with the next paragraph. Such amounts, as modified in accordance with the next paragraph, are hereinafter referred to collectively as the “Maximum Drawing Amounts” and individually as the “Maximum Drawing Amount”. A drawing in respect of a payment hereunder honored by us shall not exceed the lesser of the Maximum Drawing Amount applicable on the Date of Drawing and the Maximum Credit Amount applicable on the Date of Drawing. All payments hereunder shall be made from our own general funds.
Exhibit A — Page 1

The Maximum Drawing Amounts shall be modified from time to time as follows:
(a) upon payment by the Issuing Bank of each drawing under the Letter of Credit, the Maximum Drawing Amounts applicable to each Date of Drawing subsequent to such payment shall be automatically reduced by an amount equal to the amount of the drawing so paid and shall not be reinstated; and
(b) if adjustments are made to Modified Special Casualty Values, corresponding adjustments shall be made to the Maximum Drawing Amounts shown in Schedule II-B, (as theretofore reduced pursuant to clause (a) above), provided that if any such adjustment of Modified Special Casualty Values would cause the Maximum Drawing Amount for any period to exceed the Maximum Credit Amount for such period, (minus, the amount of any drawing theretofore honored by us hereunder), such Maximum Credit Amount (as so reduced) shall apply for such period and provided further that adjustments pursuant to this clause (b) shall be effective automatically upon receipt by us of a notice from you in the form of Exhibit 1 hereto.
Upon receipt of a notice in the form of Exhibit 1 hereto, we will promptly issue an amendment to this irrevocable transferable letter of credit containing a revised Schedule II-B reflecting the adjustments contained in such notice.
Funds under this Letter of Credit are available to you against presentation on or prior to the Termination Date of your drawing in the form of a completed certificate signed by you in the form of Exhibit 2 attached hereto. Such certificate shall be dated the date of its presentation and shall be presented (x) by facsimile (at facsimile number (312) 233-2266 or alternately to (312) 954-2458), Attention: Manager, without further need of documentation, including the original of this Letter of Credit, or (y) at our Chicago office specified below, in each case, it being understood that each certificate so submitted is to be the sole operative instrument of drawing. You shall use your best efforts to give telephonic notice of a drawing to the Issuing Bank at its Standby Service Unit, (at: (312) 954-5973 or alternately to 1-800-634-1969, Option 1) on the day of such drawing (but such notice shall not be a condition to drawing hereunder and you shall have no liability for not doing so). If we receive such certificate as provided herein, in strict conformity with the terms and conditions of this Letter of Credit, prior to 10:00 a.m. (New York City time) on any Business Day, (notwithstanding any provision of Rule 5.01 of the International Standby Practices, ICC Publication No. 590 (the “ISP98”) to the contrary, which provisions of the ISP98 are hereby expressly waived), we will honor the drawing on the same Business Day. If we receive such certificate as provided herein on or after 10:00 a.m. and prior to 5:00 p.m. (New York City time) on any Business Day, all in strict conformity with the terms and conditions of this Letter of Credit, we will honor the drawing on the next Business Day. Payment under this Letter of Credit will be made by wire transfer of federal funds to your account with any bank located in the United States of America or by deposit of immediately available funds into a designated account that you maintain with us.
Notwithstanding any provision of Section 5-108(b) of the New York Uniform Commercial Code (the “NY UCC”) or Rule 5.01 of the ISP98 to the contrary, which provisions are hereby expressly waived, if the presentation of such certificate is not in strict conformity with the terms and conditions of this Letter of Credit, we will give you prompt notice prior to the time we would have been obliged to make payment as set forth in the preceding paragraph by
Exhibit A — Page 2

facsimile transmission addressed to you at the fax number set forth in the next succeeding paragraph, effective upon confirmation, that we have refused such non-conforming certificate, and stating all discrepancies in respect of which the Issuing Bank refuses such non-conforming certificate. If you correct such non-conforming demand by presentation of the certificate corrected to be in strict conformity with the terms and conditions of the Letter of Credit, then we will honor the drawing and make payment in accordance with the terms provided herein based upon the time such corrected certificate is presented, provided that you may make only one such corrected demand with respect to any such non-conforming demand, and provided further that any such correction and presentation of such conforming demand is effected on or prior to the Stated Termination Date, and provided further that for purposes of determining whether such certificate has been timely presented, the corrected certificate shall be deemed to have been presented on the date the non-conforming certificate was presented.
Notwithstanding any other provision of this Letter of Credit, we shall have the right, upon the occurrence of any of the events listed in Schedule III hereto, to terminate this Letter of Credit by delivering to you a written notice in the form of Exhibit 4 hereto indicating the date of such termination (the “Date of Early Termination”), provided that on or before the Date of Early Termination you will have the right to draw once an amount not in excess of the lesser of the Maximum Credit Amount and the Maximum Drawing Amount in accordance with the procedures described herein. The written notice referred to in the preceding sentence shall be given by facsimile transmission addressed to you at Emerson Finance LLC, 8000 W. Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136; Attention: President; Fax: 314-553-2463 (or to such other address or facsimile number designated by you by written notice delivered to us at least 15 days prior to the notice of early termination) and shall be effective upon receipt of the appropriate confirmation of the facsimile transmission. We will also forward a copy of such notice by overnight delivery service to the address set forth above. The Date of Early Termination specified in such written notice shall be:
(a) in the case of events specified in paragraphs A and G of Schedule III, not earlier than ten days after such notice is given, and
(b) in the case of all other events specified in Schedule III, not earlier than 30 days after such notice is given.
Upon the Termination Date this Letter of Credit shall automatically terminate and be delivered to the Issuing Bank for cancellation. Failure to deliver said Letter of Credit will have no effect on the Termination Date, and the Letter of Credit will still be considered terminated.
Notwithstanding the provisions of Section 5-112(b)(2) of the NY UCC that permit the Issuing Bank to refuse to recognize or carry out a transfer of this Letter of Credit if the transferee has failed to comply with any other requirement relating to transfer imposed by the Issuing Bank which is within the standard practice referred to in Section 5-108(e) of the NY UCC or is otherwise reasonable under the circumstances, which provisions are hereby expressly waived, this Letter of Credit may be transferred in its entirety more than once, but in each case only to the successor Equity Participant under the Trust Agreement dated as of August 1, 1986 between yourself and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to The First National Bank of Boston). Any transfer request must be
Exhibit A — Page 3

effected by presenting to the Issuing Bank the attached form of Exhibit 3 hereto signed by the transferor and by the transferee accompanied by the original of this Letter of Credit and any amendments thereto (which presentation of an appropriately completed Exhibit 3 shall be conclusive evidence of such transferee’s authority without any inquiry by us into the terms of the Trust Agreement). Upon the Issuing Bank’s endorsement of such transfer, the transferee instead of the transferor shall, without necessity of further action, be entitled to all the benefits of and rights under this Letter of Credit in the transferor’s place.
Notwithstanding any provision of Rule 3.12 of the ISP98 to the contrary, which provisions are hereby expressly waived, upon the Issuing Bank’s receipt of its standard certificate duly executed by you certifying that the original of this Letter of Credit has been lost, destroyed or mutilated, the Issuing Bank shall provide a true copy of original (which copy shall be marked as such) of this Letter of Credit to you without affecting the Company’s obligations to the Issuing Bank to reimburse. Upon delivery of such copy, any requirement that the original be presented hereunder shall be deemed to be a reference to such copy.
Except as expressly stated herein, this Letter of Credit is governed by, and construed in accordance with the ISP98. As to matters not governed by the ISP98, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, including without limitation the NY UCC as in effect in the State of New York, without regard to principles of conflict of laws (other than Sections 5.1401 and 5.1402 of the General Obligations Law of the State of New York).
Communications with respect to this Letter of Credit shall be in writing, specifically referring to the number of this Letter of Credit, and addressed and presented to the Issuing Bank at JPMorgan Chase Bank, N.A., 300 South Riverside Plaza, Mail Code IL1-0236, Chicago, Il 60606-0236, Attention: Standby Letter of Credit Unit. For telephone assistance, please contact the Standby Client Service Unit at 1-800-634-1969, select Option 1, and have this Letter of Credit number available.
By your acceptance of this Letter of Credit, we hereby notify you of our agreement to the terms and conditions of Section 13 of the Reimbursement Agreement.
This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only Schedules I, II-A, II-B and III and Exhibits 1, 2, 3 and 4 hereto and the notices referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.
Exhibit A — Page 4

This Letter of Credit No. P-010152 (formerly numbered as S-1002) amends and restates our Letter of Credit No. S-1002 dated as of August 15, 1986, as heretofore amended.

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
Exhibit A — Page 5

EXHIBIT 1
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
JPMorgan Chase Bank, N.A.
300 South Riverside Plaza
Mail Code IL1-0236
Chicago, IL 60606-0236
Attn: Standby Letter of Credit Unit
Dear Sirs:
Reference is made to that certain amended and restated irrevocable transferable Letter of Credit bearing Letter of Credit No. P-010152 (formerly numbered as S-1002) dated April 16, 2010 (the “Letter of Credit”), which has been established by you in favor of Emerson Finance LLC (the “Equity Participant”).
The undersigned, a duly authorized representative of the Equity Participant, hereby certifies that Modified Special Casualty Values have been adjusted and the amounts shown on Schedule II-B to the Letter of Credit should be modified, in accordance with the terms of clauses (a) and (b) of the third paragraph of the Letter of Credit, to the amounts shown in Appendix A hereto.
We request that you amend the Letter of Credit to replace the current Schedule II-B to the Letter of Credit with the revised Schedule II-B attached hereto. All other terms and conditions as stated in the Letter of Credit will remain unchanged. Except as otherwise set forth herein, the Letter of Credit shall remain effective and in full force.
Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit.

[Name of Equity Participant]

[Name and Title of Authorized

Representative of Equity Participant]
Letter of Credit — Exhibit 1

EXHIBIT 2
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
CERTIFICATE
JPMorgan Chase Bank, N.A.
300 South Riverside Plaza
Mail Code IL1-0236
Chicago, IL 60606-0236
Attn: Standby Letter of Credit Unit
Facsimile number (312) 233-2266
Alternately to (312) 954-2458
The undersigned, a duly authorized representative of Emerson Finance LLC (the “Equity Participant”), as beneficiary under that certain amended and restated irrevocable transferable Letter of Credit No. P-010152 (formerly numbered as S-1002) dated April 16, 2010, established by JPMorgan Chase Bank, N.A. (the “Issuing Bank”) and issued pursuant to that certain Reimbursement Agreement dated as of April 16, 2010 between Arizona Public Service Company (the “Company”), the Issuing Bank and the other Banks named therein, hereby certifies as follows:
1. We hereby demand payment in the amount of $                    .
2. An Event of Default under the Facility Lease has occurred and is continuing.
3. The amount demanded hereby does not exceed the Maximum Drawing Amount available under the Letter of Credit on the date hereof, as determined in accordance with the terms of the Letter of Credit.
4. Payment by the Issuing Bank pursuant to this drawing shall be made to                     , ABA Number                     , Account Number                     , Attention:                     , Re:                     .
Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20_____.

[Name of Equity Participant]
Letter of Credit — Exhibit 2

[Name and Title of Authorized
Representative of Equity Participant]
Letter of Credit — Exhibit 2

EXHIBIT 3
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
REQUEST FOR TRANSFER

JPMorgan Chase Bank, N.A.	[Date]
300 South Riverside Plaza
Mail Code IL1-0236
Chicago, IL 60606-0236
Attn: Standby Letter of Credit Unit
Re: JPMorgan Chase Bank, N.A. Irrevocable Transferable Letter of Credit No. P-010152 (formerly numbered as S-1002) dated April 16, 2010.
We, the undersigned “Transferor”, hereby irrevocably transfer all of our rights to draw under the above referenced Letter of Credit (“Credit”) in its entirety to:

NAME OF TRANSFEREE

(Print Name and complete address of the Transferee) “Transferee”

ADDRESS OF TRANSFEREE

CITY, STATE/COUNTRY ZIP

In accordance with ISP98 (as defined in the Credit), Rule 6, regarding transfer of drawing rights, all rights of the undersigned Transferor in such Credit are transferred to the Transferee, who shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised directly to the Transferee without necessity of any consent of or notice to the undersigned Transferor.
The original Credit, including amendments to this date, is attached and the undersigned Transferor requests that you endorse an acknowledgment of this transfer on the reverse thereof. The undersigned Transferor requests that you notify the Transferee of this Credit in such form and manner as you deem appropriate, and the terms and conditions of the Credit as transferred. The undersigned Transferor acknowledges that you incur no obligation to process the transfer requested hereunder if the transfer is to a prohibited person named by the United States Department of Treasury’s Office of Foreign Assets Control Regulations.
The Transferor and the Transferee hereby request that you advise the Transferee of the terms and conditions of this transferred Credit and these instructions.
In the event that the authorized signatory for either the Transferor or the Transferee is a financial institution, a corporation or a partnership composed of financial institutions or corporations, a secretary or incumbency certificate certifying that such signatory is duly empowered to act in the name and on behalf of such Transferor or Transferee, as applicable, must accompany this
Letter of Credit — Exhibit 3

Request for Transfer, and, in such case, the requirement that such signatory’s signature be guaranteed shall be deemed to be waived.
Payment of transfer fee of U.S. $3,500 is for the account of the Company (as defined in the Credit) who agrees to pay you on demand any expense or cost you may incur in connection with the transfer. Receipt of such transfer fee shall not constitute consent to effect the transfer of the Credit on terms other than as expressly set forth in the Credit and this Request for Transfer.
Transferor represents and warrants to you that (i) our execution, delivery, and performance of this request for transfer (a) are within our powers, (b) have been duly authorized, (c) constitute our legal, valid, binding and enforceable obligation, (d) do not contravene any charter provision, by-law, resolution, contract, or other undertaking binding on or affecting us or any of our properties, (e) to the best of Transferor’s knowledge, such transfer does not require any notice, filing or other action to, with, or by any governmental authority, (f) the enclosed Credit is original and complete, (g) there is no outstanding demand or request for payment or transfer under the Credit affecting the rights to be transferred which remains outstanding as of the date hereof, (h) in the event that the Transferee’s signature is not guaranteed, to the best of Transferor’s knowledge, the Transferee is a financial institution, a corporation or a partnership composed of financial institutions or corporations and (i) to the best of Transferor’s knowledge, based on information provided by the Transferee, the Transferee’s name and address are correct and complete and the Transferee’s use of the Credit as transferred and the transactions underlying the Credit and the requested transfer do not violate any applicable United States or other law, rule or regulation.
The effective date of the transfer shall be the date hereafter on which you effect the requested transfer by acknowledging and endorsing this request and giving notice thereof to Transferee.
WE WAIVE ANY RIGHT TO TRIAL BY JURY THAT WE MAY HAVE IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS TRANSFER.
This request is made subject to ISP98 and is subject to and shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.

Sincerely yours,

(Print Name of Transferor)

(Transferor’s Authorized Signature)

(Print Authorized Signers Name and Title)
SIGNATURE GUARANTEED
Signature(s) with title(s) conform(s) with that/those on file with us for this individual, entity or company and signer(s) is/are authorized to execute this agreement. We attest that the individual, company or entity has been identified by us in compliance with USA PATRIOT Act procedures of our bank.

(Print Name of Bank)

(Address of Bank)

(City, State, Zip Code)

(Print Name and Title of Authorized Signer)

(Authorized Signature)

(Telephone Number)

(Date)

Letter of Credit — Exhibit 3

(Telephone Number/Fax Number)

Acknowledged:

(Print Name of Transferee)

(Transferee’s Authorized Signature)

(Print Authorized Signers Name and Title)

(Telephone Number/Fax Number) Acknowledged as of , 20_____:

JPMorgan Chase Bank, N.A.
By:
Name:
Title:
SIGNATURE GUARANTEED
Signature(s) with title(s) conform(s) with that/those on file with us for this individual, entity or company and signer(s) is/are authorized to execute this agreement. We attest that the individual, company or entity has been identified by us in compliance with USA PATRIOT Act procedures of our bank.

(Print Name of Bank)

(Address of Bank)

(City, State, Zip Code)

(Print Name and Title of Authorized Signer)

(Authorized Signature)

(Telephone Number)

(Date)

Letter of Credit — Exhibit 3

EXHIBIT 4
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152

NOTICE OF TERMINATION
Date:                      __, 20__
Emerson Finance LLC
8000 W. Florissant Avenue
P.O. Box 4100
St. Louis, Missouri 63136
Attention: President
Dear Sir:
Reference is made to that certain amended and restated irrevocable transferable Letter of Credit bearing Letter of Credit No. P-010152 (formerly numbered as S-1002) dated April 16, 2010, which has been established by us in your favor.
We hereby give notice to you that the above referenced Letter of Credit will be terminated in accordance with its terms on                      _____, 20_____, pursuant to the occurrence of one or more of the events described in Schedule III to the Letter of Credit as follows:
[Insert the description of the event(s) of default]

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
Letter of Credit — Exhibit 4

SCHEDULE I
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
The following terms have the following meanings for purposes of the Letter of Credit and the Schedules and Exhibits thereto. Terms defined in the Letter of Credit have the meanings given to them therein. Terms defined by reference to the Facility Lease have the meanings assigned to them therein from time to time.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Banks under the Reimbursement Agreement, and its successors in such capacity.
“Applicable Law” has the meaning assigned to it in the Facility Lease.
“Bank” means (i) each bank or financial institution listed on the signature pages of the Reimbursement Agreement, each Assignee that becomes a Bank pursuant to Section 15(a) of the Reimbursement Agreement, and their respective successors, and (ii) the Issuing Bank with respect to its Participation.
“Business Day” means any day except (i) a Saturday or Sunday, (ii) any other day on which commercial banks in New York, New York, Chicago, Illinois or the State of California are authorized by law to close, or (iii) a day on which payments in respect of the Letter of Credit cannot be funded via wire through the Federal Reserve System.
“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent or if the Administrative Agent is the Defaulting Bank, by the Required Banks, that (a) has defaulted in its obligation to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under the Reimbursement Agreement, (b) has notified the Company, the Administrative Agent, the Issuing Bank or any Bank in writing of its intention not to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under the Reimbursement Agreement, (c) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it thereunder within three (3) Business Days of the date when due, (d) has failed, within three (3) Business Days after request by the Administrative Agent, or if the
Letter of Credit — Schedule I — Page 1

Administrative Agent is the Defaulting Bank, by the Required Banks, to confirm that it will comply with the terms of the Reimbursement Agreement relating to its obligations to fund its Participation Percentage in respect of a drawing under the Letter of Credit or any of its other funding obligations under the Reimbursement Agreement or (e) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Bank (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for, it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this clause (e); provided that a Bank shall not be deemed to be a Defaulting Bank solely by virtue of the ownership or assumption of any equity interest in any Bank or any Person that directly or indirectly controls such Bank by a governmental authority or an instrumentality thereof.
“Equity Participant” means Emerson Finance LLC, as Equity Participant, and its successors and assigns.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.
“Governmental Action” has the meaning assigned to it in the Facility Lease.
“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
Letter of Credit — Schedule I — Page 2

“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, commodity future or option contract, commodity forward contract or other similar agreement.
“Indebtedness” means as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments in support of Indebtedness.
“Issuing Bank” means JPMorgan and its successors in their capacity as issuer of the Letter of Credit.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
“Material Subsidiary” means, at any time, a Subsidiary of the Company which as of such time meets the definition of a “significant subsidiary” included as of April 16, 2010 in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Company and the Subsidiaries (on a consolidated basis).
“Modified Special Casualty Value” has the meaning assigned to it in the Facility Lease.
“Multiemployer Plan” means a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate within any of the preceding five plan years and which is covered by Title IV of ERISA.
“Participant” has the meaning set forth in Section 15(b) of the Reimbursement Agreement.
“Participation” means a participating interest in the credit represented by the Letter of Credit including, without limitation, the interest therein retained by the Issuing Bank after giving effect to all participating interests therein granted by it pursuant to Section 14(a) of the Reimbursement Agreement, but prior to giving effect to any interest therein granted to any Participant pursuant to Section 15(b) of the Reimbursement Agreement.
“Participation Amount” means, with respect to any Bank, the amount set forth in Schedule II to the Reimbursement Agreement opposite the name of such Bank therein, as such amount may be changed by reason of an assignment by or to such Bank in accordance with Section 15(a). Such amount shall be reduced from time to time by such Bank’s ratable share of each reduction of the Maximum Credit Amount.
Letter of Credit — Schedule I — Page 3

“Participation Percentage” means, with respect to any Bank at any time, the percentage equivalent of a fraction (i) the numerator of which is the Participation Amount of such Bank at such time and (ii) the denominator of which is the Maximum Credit Amount at such time.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by the Company or any ERISA Affiliate which is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Reimbursement Agreement” means the Reimbursement Agreement dated as of April 16, 2010 among Arizona Public Service Company, the Banks party thereto, the Administrative Agent and the Issuing Bank, and as the same may be amended and restated from time to time thereafter.
“Required Banks” means, at any time, Banks with Participation Percentages aggregating more than 50% at such time exclusive of any Defaulting Bank; provided that if after application of such provision, any Bank shall hold more than 50% of the aggregate Participation Percentages of all Banks at such time (and if there is more than one Bank at such time), “Required Banks” shall mean such Bank plus one additional Bank.
“Stated Termination Date” means April 16, 2013 or such later date to which such Stated Termination Date shall have been extended pursuant to Section 17 of the Reimbursement Agreement.
“Subsidiary” of any Person means any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, such Person and one or more of its other Subsidiaries, or one or more of such Person’s other Subsidiaries.
“Termination Date” means the earliest of (i) the date on which the Issuing Bank pays a drawing under the Letter of Credit for the lesser of the Maximum Drawing Amount and the Maximum Credit Amount, (ii) if a drawing is not requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the Date of Early Termination, (iii) if a drawing is requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the date on which the Issuing Bank pays such drawing, (iv) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(c) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (v) the date on which the Company delivers a certificate to the Issuing Bank
Letter of Credit — Schedule I — Page 4

certifying that the Company has paid the amounts due under Section 9(d) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), and (vi) the latest of (x) the Stated Termination Date, (y) if a certificate in strict conformity with the terms and conditions of the Letter of Credit is presented on the Stated Termination Date at such time and at such office as specified in the fifth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the drawing in accordance with the provisions of such paragraph pursuant to such presentation, and (z) if a corrected certificate in strict conformity with the terms and conditions of the Letter of Credit is presented on such date as specified in, and in accordance with the provisions of, the sixth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the drawing in accordance with the provisions of such paragraph pursuant to such presentation.
“Transaction Documents” means the Participation Agreement, the Refinancing Agreement, the Indemnity Agreement, the Escrow Deposit Agreement, the Facility Lease, the Trust Agreement, the Indenture, the Decommissioning Trust Agreement, the Tax Indemnification Agreement, the Mortgage Release, the Assignment and Assumption, the Purchase Documents, any ground lease contemplated by Section 10(b)(3)(xvii) of the Participation Agreement and the Notes, each as defined in the Facility Lease.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
Letter of Credit — Schedule I — Page 5

SCHEDULE II-A
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
TABLE OF MAXIMUM CREDIT AMOUNTS
EMERSON FINANCE LLC

APPLICABLE PERIOD	MAXIMUM CREDIT AMOUNT

From April 16, 2010 through July 10, 2010	$34,494,359.44

From July 11, 2010 through January 10, 2011	$33,579,978.69

From January 11, 2011 through July 10, 2011	$30,797,976.57

From July 11, 2011 through January 10, 2012	$28,422,763.42

From January 11,2012 through July 10, 2012	$25,438,865.48

From July 11, 2012 through January 10, 2013	$23,024,963.77

From January 11, 2013 through April 16, 2013	$19,942,099.63
Letter of Credit — Schedule II-A — Page 1

SCHEDULE II-B
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
TABLE OF MAXIMUM DRAWING AMOUNTS
EMERSON FINANCE LLC

APPLICABLE PERIOD	MAXIMUM DRAWING AMOUNT

From April 16, 2010 through July 10, 2010	$34,494,359.44

From July 11, 2010 through January 10, 2011	$33,579,978.69

From January 11, 2011 through July 10, 2011	$30,797,976.57

From July 11, 2011 through January 10, 2012	$28,422,763.42

From January 11,2012 through July 10, 2012	$25,438,865.48

From July 11, 2012 through January 10, 2013	$23,024,963.77

From January 11, 2013 through April 16, 2013	$19,942,099.63
Letter of Credit — Schedule II — B

SCHEDULE III
TO JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NO. P-010152
The Issuing Bank shall have the right upon the occurrence of any of the events listed below to terminate the Letter of Credit in accordance with the terms of the Letter of Credit:
(A) The Company shall fail to pay when due any amount payable under Section 2(a) of the Reimbursement Agreement or fail to pay any other amount payable under Section 2 of the Reimbursement Agreement within five (5) Business Days after the same becomes due and payable; or
(B) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 7(a)(ii), 7(g)(iv), 8(a), 8(b), 8(c) or 8(e) of the Reimbursement Agreement, or (ii) any term, covenant or agreement contained in the Reimbursement Agreement (other than those covered by clause (A) above or subclause (i) of this clause (B) or Section 7(e) or Section 19 of the Reimbursement Agreement) on its part to be performed or observed if the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent; or
(C) Any representation or warranty made by the Company in the Reimbursement Agreement or by the Company (or any of its officers) in any certificate delivered in connection with the Reimbursement Agreement shall prove to have been false or misleading in any material respect when made; or
(D) Any material provision of the Reimbursement Agreement shall at any time for any reason cease to be valid and binding upon the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority, or the Company shall deny that it has any or further liability or obligation under the Reimbursement Agreement; or
(E) (i) The Company or any of its Material Subsidiaries shall fail to pay (a) any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $35,000,000 in the aggregate (but excluding Indebtedness owing under the Reimbursement Agreement), or (b) an amount, or post collateral as contractually required in an amount, of at least $35,000,000 in respect of any Hedge Agreement, of the Company or such Material Subsidiary (as the case may be), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Hedge Agreement; or (ii) any event of default shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or
(F) The Company or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Company have a present value of at least $35,000,000, when the same
Letter of Credit — Schedule III — page 1

becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or
(G) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (G); or
(H) Judgments or orders for the payment of money that exceeds any applicable insurance coverage (the insurer of which shall be rated at least “A” by A.M. Best Company) by more than $35,000,000 in the aggregate shall be rendered against the Company or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days; or
(I) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30% or more of the equity securities of PWCC entitled to vote for members of the board of directors of PWCC; or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors of PWCC cease (other than due to death or disability) to be composed of individuals (a) who were members of that board on the first day of such period, (b) whose election or nomination to that board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or (c) whose election or nomination to that board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board; or (iii) PWCC shall cease for any reason to own, directly or indirectly 80% of the Voting Stock of the Company; or
(J) An event or condition specified in Section 7(g)(iv) of the Reimbursement Agreement shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the
Letter of Credit — Schedule III — page 2

foregoing) which is, in the determination of the Required Banks, likely to exceed $35,000,000 in the aggregate; or
(K) any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Transaction Documents unauthorized, illegal or otherwise contrary to Applicable Law; or
(L) any event specified in subsection (vii), (viii) or (x) of Section 15 of the Facility Lease shall occur; or
(M) the Company shall fail to make, or cause to be made, any payment specified in Section 15(i) of the Facility Lease equal to or exceeding $1,000,000 within the periods specified in that Section.
Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit. This Letter of Credit No. P-010152 (formerly numbered as S-1002) amends and restates our Letter of Credit No. S-1002 dated as of August 15, 1986, as heretofore amended.
Letter of Credit — Schedule III — page 3

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used herein or in Annex 1 hereto but not defined herein or therein shall have the meanings given to them in the Reimbursement Agreement identified below (as amended, the “Reimbursement Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Reimbursement Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Reimbursement Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Reimbursement Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved
Fund of [identify Bank]][1]

3.	Company:	Arizona Public Service Company

4.	Administrative	JPMorgan Chase Bank, N.A., as Administrative

[1]	Select as applicable.
Exhibit B — page 1

	Agent:	Agent under the Reimbursement Agreement

5.	Assignee:

6.	Reimbursement Agreement:	The Reimbursement Agreement dated as of April 16, 2010 among Arizona Public Service Company, the Banks party thereto, JPMorgan Chase Bank, N.A., as Issuing Bank and as Administrative Agent.

7.	Assigned Interest:

Aggregate Amount of
	Participation	Amount of	Percentage Assigned of
	Percentages/	Participation	Participation
	Disbursement	Percentage/	Percentage / Aggregate
	Advances for all	Disbursement	Disbursement
Facility Assigned	Banks*	Advances Assigned*	Advances[2]
Letter of Credit Facility	$	$		%

8.	Trade Date:	[3]

Effective Date:                     , 20_____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Participation Percentages/Disbursement Advances of all Banks thereunder.

[3]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
Exhibit B — page 2

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][4] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:][5] ARIZONA PUBLIC SERVICE COMPANY
By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the Reimbursement Agreement.

[5]	To be added only if the consent of the Company is required by the terms of the Reimbursement Agreement.
Exhibit B — page 3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Reimbursement Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Reimbursement Agreement, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Reimbursement Agreement, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Reimbursement Agreement, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the LC Disbursements or the Reimbursement Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Reimbursement Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Reimbursement Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Reimbursement Agreement will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Reimbursement Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Reimbursement Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other
Exhibit B — page 4

Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Reimbursement Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Reimbursement Agreement are required to be performed by it as a Bank.
2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit B — page 5

ADMINISTRATIVE QUESTIONNAIRE
Exhibit B — page 6

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS
Exhibit B — page 7